Exhibit 99.3
     The following are excerpts from the Preliminary Offering Memorandum relating to the offering of the Company’s new senior notes:
SUMMARY
      This summary highlights selected information from this offering memorandum and does not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum. In this offering memorandum, unless otherwise indicated, the words the “Company,” “our,” “us” and “we” refer to Block Communications, Inc., the issuer of the notes, and its subsidiaries; “revenues” are presented net of intercompany eliminations; and adjusted EBITDA, as described in footnote 7 under “Selected Consolidated Financial and Operating Data,” when referencing the performance of our cable, publishing, broadcasting and other communications businesses, is presented net of intercompany eliminations and before corporate general and administrative expense.
Our Company
      We are a privately held diversified media company with operations in cable television, telecommunications, newspaper publishing and television broadcasting.

•	We operate a state-of-the-art cable system, Buckeye CableSystem, which passed approximately 264,200 homes and served approximately 144,900 customers as of September 30, 2005. Our cable system, serving the greater Toledo, Ohio metropolitan area and the Sandusky, Ohio area, is 100% rebuilt to 870 MHz hybrid fiber coaxial (HFC) and is two-way interactive, enabling us to offer advanced services such as digital cable, high-speed cable modem Internet access (which we refer to as high-speed data), high-definition television, video on demand (VOD) and residential telephony. Our Toledo system is one of the largest privately owned metropolitan cable systems in the United States.

•	We own and operate a facilities-based telecommunications business, Buckeye TeleSystem, that serves mid- to large-size commercial customers. Buckeye TeleSystem leverages the infrastructure of our cable operations to serve customers in northwest Ohio and southeast Michigan.

•	We publish two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, each of which is the dominant publication in its market. The combined daily and Sunday average paid circulation of our two newspapers is approximately 373,700 and 578,300, respectively.

•	We own and operate four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio. We are also a two-thirds owner of a television station in Decatur, Illinois.
      We generated revenues and adjusted EBITDA of $439.1 million and $62.5 million, respectively, in the twelve months ended September 30, 2005.
      The Block family owns all of our capital stock and has been in the media business for over 100 years. In 1926, the Block family acquired the first of the Company’s current holdings, The Blade, which was first published in 1835. We expanded our portfolio of newspapers in 1927 when we became the publisher of the Pittsburgh Post-Gazette. In 1965, we were awarded a franchise in Toledo to develop our cable system, which is one of the oldest continuously owned metropolitan cable systems in the United States. In 1972, we acquired the first of our current television broadcasting stations when we purchased WLIO in Lima. We have an experienced management team, whose members have an average of over 22 years in the media industry.
Cable Television
      Our Buckeye CableSystem provides cable television service to the greater Toledo metropolitan area and the Sandusky, Ohio area (Erie County). In 2002 and 2004, we completed the rebuild of our cable system in Toledo and Erie County, respectively. As a result, one hundred percent of our cable system is a 870 MHz HFC two-way interactive system. The rebuild increased the technological quality and capacity of our system, allowing us to provide all of our customers with advanced cable services that we believe will help us maintain our dominant position in the markets we serve. These services include up to 305 analog and digital video and digital music channels, high-speed data, high-definition digital television, VOD service and digital video recording. In 2005, we began to offer our Buckeye TEL residential telephony service. Buckeye

CableSystem provides its customers two exclusive local programming channels, WB TV5 and Buckeye Cable Sports Network (BCSN). Our cable television operations generated revenues and adjusted EBITDA of $126.2 million and $46.1 million, respectively, in the twelve months ended September 30, 2005.
      As of September 30, 2005, we had approximately 255,200 revenue generating units. These included approximately 144,900 basic video customers, approximately 55,000 digital video customers, approximately 48,400 high-speed data customers and approximately 7,000 residential telephony customers. This has contributed to our increase in average monthly revenue per basic subscriber from $67.42 for the nine months ended September 30, 2004 to $72.59 for the nine months ended September 30, 2005.
      We are pursuing the following cable television strategies:
      Operate a Highly Advanced and Efficient Cable System. We invested approximately $103.9 million to rebuild 100% of our cable system to 870 MHz. A fiber interconnection between the Toledo and Erie County portions of our system enables us to serve 100% of our subscribers from a single headend. Our rebuilt system allows us to offer higher margin advanced services. The rebuild also increased channel capacity, which can be further expanded by recapturing some of our analog channels and converting them to digital channels. We expect that a significant amount of our future capital expenditures will be driven by revenue growth opportunities and the deployment of new services.
      In addition to replacing coaxial cables with fiber optics from the headend to the node, we also substantially rebuilt the coaxial portion of our system from the nodes to the home connections. In addition to the increased bandwidth, our completely rebuilt system offers the benefits of lower maintenance, improved signal quality and increased flexibility in the future. While our cable system is currently configured to service 500 homes per fiber node in metropolitan Toledo and 1,000 homes per fiber node in Erie County, as demand warrants our system can easily be reconfigured to provide increased bandwidth per home by dividing the system to an average of 125 homes per fiber node in metropolitan Toledo and 250 homes per fiber node in Erie County. This system flexibility allows us to provide new and advanced services, which require higher bandwidth, without sacrificing our system performance or reliability.
      Continue Roll-out of Advanced Services. Our investment in our state-of-the-art cable system combined with our significant marketing power enables us successfully to roll out advanced services and further increase our revenue per subscriber. We had approximately 55,000 digital video customers as of September 30, 2005, a growth of nearly 6,300 customers, or 13%, since September 30, 2004. We had approximately 48,400 high-speed data customers as of September 30, 2005, a growth of nearly 12,800 customers, or 36%, since September 30, 2004. In addition, we offer high-definition digital television service, and we launched VOD, subscription VOD and digital video recording service in 2004. In the first quarter of 2005, we began to offer residential telephony. The capability to offer video, data and telephone services increases our ability to offer combined service packages, which both increase acceptance of higher revenue services and promote customer loyalty. We are also exploring providing a wireless telephony offering to our customers.
      Capitalize on Our Common Ownership of Buckeye TeleSystem and Buckeye CableSystem. Our ability to offer our cable customers residential telephony is enhanced by the capabilities of Buckeye TeleSystem, our competitive local exchange carrier, which provides communications services to commercial customers in northwest Ohio. Our common ownership of the cable system and Buckeye TeleSystem enables us to perform certain functions, such as management of the interconnection with other carriers and regulatory compliance and management, in-house on a cost effective basis rather than outsourcing these functions to a third party. This enables us to capture more of the revenue per residential telephony subscriber and gives us a cost advantage for future competitiveness.
      Maintain Superior Customer Satisfaction. Our Service TV® brand embodies our total commitment to providing superior cable television service, which has resulted in high levels of customer satisfaction and retention. We strive to provide exceptional programming and signal quality, and we continuously monitor our fiber nodes and power supplies to maintain a highly reliable cable system through our Network Operations Center, which is staffed 24 hours per day, 7 days per week. We also operate a call center with customer relations representatives available around the clock, maintain convenient customer service locations and offer next day, two-hour appointment windows for installation or in-home repairs. We believe our unique and superior customer service, along with our state-of-the-art cable system, provides a significant advantage over direct broadcast satellite (DBS) operators.
      Offer Local Cable Exclusive Programming. Since 1989, we have provided our customers in the Toledo market with a locally programmed channel, TV5, which is available only to our subscribers. In 1995, TV5 became the exclusive market affiliate for the WB Network, the first cable channel in the country to be so designated.
      In January 2004, we launched in our Toledo market BCSN, a 24-hour per day, locally produced channel for local sports. BCSN covers men’s and women’s high-school, college, professional and amateur sports, mainly from the northwest Ohio area, on a live and tape-delayed basis. BCSN offers 165 hours of original programming weekly and is also one of the most-watched free VOD offerings on our system. We believe these locally controlled and programmed channels offer a competitive advantage over DBS operators.
      Maximize Cross-Ownership Marketing Opportunities. Buckeye CableSystem benefits from our dominant position as a multi-media provider in the greater Toledo metropolitan area. We believe we are the only metropolitan cable operator in the United States with cross-ownership of the primary newspaper in its market. The Blade provides fill-in advertising space to market our cable services and to promote our brand awareness at a very low incremental cost. We also advertise our services on BCSN and 40 other cable channels — over 10,000 spots per month in 2004 — providing us an additional low-cost advertising source. We use these marketing resources to promote existing services, enhance the introduction and roll-out of new services, and build a strong competitive barrier.
Other Communications

Buckeye TeleSystem
      Our other communications segment includes a facilities-based telecommunications business, Buckeye TeleSystem. Buckeye TeleSystem is a competitive local exchange carrier which provides commercial telecommunications in northwest Ohio and southeast Michigan. Buckeye TeleSystem generated revenues and adjusted EBITDA of $17.6 million and $6.3 million, respectively, for the twelve months ended September 30, 2005. As of September 30, 2005, Buckeye TeleSystem had 952 commercial customers.
      Our business telecommunications system offers services ranging from business voice lines to high bandwidth data lines. We traditionally have provided business telecommunications services to mid- to large-size commercial customers, with our top 10 commercial telecommunications customers currently each generating revenues of over $17,000 per month. Beginning in May 2005, we launched our MaxPipe initiative to also attract small business customers, which typically require three to eight telephone lines. As of September 30, 2005, we had 176 MaxPipe customers.
      Our business telecommunications services primarily are provided using the facilities of our cable system. For larger customers, such as Bowling Green University, or groups of mid-sized customers, we provide services outside of the footprint of our cable system. In such cases, we enter into multi-year contracts which allow us to recapture over the life of the contract the capital expenditures required to provide services outside our cable system footprint.

Corporate Protection Services
      Corporate Protection Services (CPS) designs, installs and monitors residential security systems, primarily in the metropolitan Toledo area. We are exploring the opportunity to bundle these home security monitoring services as part of our Buckeye CableSystem service offerings. For the twelve months ended September 30, 2005, CPS generated revenues and adjusted EBITDA of $2.6 million and $490,000, respectively.

Newspaper Publishing
      Our two daily metropolitan newspapers, the Pittsburgh Post-Gazette and The Blade, are the dominant newspapers in their respective markets. Our newspapers have a combined daily and Sunday average paid circulation of approximately 373,700 and 578,300, respectively. We believe the leading positions of our newspapers result from our long standing presence, our commitment to high standards of journalistic excellence and integrity and our emphasis on local news, the local impact of national and international news and service to our communities. Our newspapers have received many national and regional awards for editorial excellence. Our newspaper publishing operations generated revenues and adjusted EBITDA of $254.4 million and $6.1 million, respectively, in the twelve months ended September 30, 2005.

The Pittsburgh Post-Gazette
      Founded in 1786, the Pittsburgh Post-Gazette is the leading newspaper in Pittsburgh and western Pennsylvania based on average paid circulation and has a long history of service and journalistic excellence. The Post-Gazette has a daily average paid circulation of approximately 239,900 and a Sunday average paid circulation of approximately 402,100. As of the dates of the most recent ABC audits, the Post-Gazette had more than twice the circulation of any other newspaper in the Pittsburgh Metropolitan Statistical Area (MSA), with penetration of approximately 40% daily and 59% Sunday in the Pittsburgh city zone (Pittsburgh and nearby suburbs). Our dominant market position allows us to capture advertising revenue significantly greater than that of any other newspaper in this market.

The Blade
      Founded in 1835, The Blade is the leading newspaper in northwest Ohio based on average paid circulation and has a significant influence on the civic, political, economic and cultural life of its readers and the communities the newspaper serves. The Blade is the oldest continuing business in Toledo and has no significant newspaper competition. The Blade has a daily average paid circulation of approximately 133,800 and a Sunday average paid circulation of approximately 176,200. As of the date of the most recent ABC audit, The Blade had penetration in the Toledo city zone (Toledo and nearby suburbs) of approximately 51% daily and 64% Sunday. This combination of high circulation and penetration is central to our success in attracting advertising and maintaining our dominant share of market revenue.
      We are pursuing the following newspaper publishing strategies:
      Produce High Quality Newspapers Focusing on Local News and Community Service. We believe our reputation for producing high-quality publications is the foundation of our publishing business. We are frequently recognized by our industry for the quality of our journalism. Both newspapers have won numerous awards, including Pulitzer Prizes for Photography awarded to the Post-Gazette in 1992 and 1998 and for Investigative Reporting awarded to The Blade in 2004. We maintain a highly regarded staff of columnists and editors committed to excellence, and we are continuously seeking to improve our publications. Each of our newspapers is a leading local news and information source with strong brand recognition in its market. We believe that maintaining our position as a primary source of local news will continue to provide a powerful platform upon which to serve local communities and local advertisers. We intend to continue to increase brand awareness and market penetration through local marketing partnerships, creative subscriber campaigns, strong customer service and the use of our two interactive online newspaper editions.
      Rationalize Labor Costs. The collective bargaining agreements for the unions representing employees at both of our newspapers expire in 2006. We believe that it is essential that progress in controlling labor costs be made in the upcoming labor negotiations. Our objective in the negotiations will be to achieve industry best practices for labor costs and labor utilization. If we fail to achieve labor cost reductions sufficient to permit us to operate the newspapers profitably on a stand-alone basis, we will consider other alternatives, including but not limited to the possible divestiture of one or both of these businesses.
      Pursue Other Cost Savings Initiatives. To improve cash flow at our newspapers, we continuously review our cost structure. Our newspapers coordinate purchasing requirements and maintain a long-standing relationship with our newsprint supplier. In addition, we reduced the page width from 54 to 50 inches, or to approximately 92.6% of its original size, at The Blade during the third quarter of 2002 and at the Post-Gazette during the fourth quarter of 2004. We believe the completion of these projects reduced our annual newsprint consumption by approximately 7.4%. If the Post-Gazette page width reduction initiative had been completed by January 1, 2004, we estimate that we would have realized savings of approximately $1.6 million in newsprint costs for the year ended December 31, 2004. In 2005, we completed a press and mailroom upgrade at the Post-Gazette that we expect will provide additional operating efficiencies. Future cost reduction initiatives may include changes or reductions in newspaper content no longer of significant interest to our readers in order to reduce newsprint and other costs. For example, in the third quarter of 2005, The Blade replaced a separately bound 28-page Sunday television insert with expanded TV listings in its daily and Web site editions, resulting in estimated annual cost savings of $500,000.
      Pursue Other Revenue Growth Opportunities. We are continuously evaluating ways to increase publishing revenues. We believe that through the use of zoning (news and advertising directed to a particular local area), research and demographic studies, our marketing programs better meet the unique needs of individual advertisers, thus maximizing advertising revenues. Capitalizing on our high penetration, we also have launched in Toledo a broad market coverage program in which we deliver preprinted advertising inserts to all subscriber and non-subscriber households in areas targeted by the advertiser. We also plan to grow our revenue by expanding our delivery services for third-party publishers and increasing advertising on our Web sites. Our two Web sites, post-gazette.com and toledoblade.com, are the most frequently visited local media sites in their respective markets according to an independent research organization. These two leading sites increase our market presence and provide an additional source of advertising revenue by expanding our classified marketplace and providing new partnership and integrated print and online advertising opportunities for retailers. We are evaluating the possibility of introducing niche advertising publications focused on specific advertising categories, such as automotive and retail classified.
Television Broadcasting
      We acquired the first of our current television broadcasting stations in 1972, when we purchased WLIO in Lima, Ohio, and we currently own and operate four television stations. We are also a two-thirds owner of a fifth station, which is managed by LIN Television under a management services agreement. Our television stations are diverse in network affiliation with two Fox stations, two NBC stations and one UPN station. We own and operate a duopoly in Louisville, Kentucky (the 50th largest DMA) through our ownership of the Fox and UPN stations. Our television broadcasting operations generated revenues and adjusted EBITDA of $38.2 million and $4.2 million, respectively, in the twelve months ended September 30, 2005.
      We seek to maintain a distinct identity at each of our stations by creating quality local programming, such as local news and sports coverage, and by actively sponsoring and promoting community events. This focus positions us to increase our share of local advertising revenues, which generally are more stable than national advertising revenues and which we generate directly through our own local sales force. We have taken a number of steps to reduce our station costs, including personnel reductions and programming changes. We believe that with stronger revenue conditions and continued focus on cost reduction, along with effective local programming, we can increase operating margins in our television broadcasting business.

Outlook
      Based on our current estimates, for the year ended December 31, 2005, we expect our adjusted EBITDA to be between $53 million and $57 million and our debt to adjusted EBITDA ratio to be approximately 5.0x. This ratio gives effect to the offering of the notes, the repurchase and redemption of our existing senior subordinated notes and the refinancing of our senior credit facilities. Results for the fourth quarter will be negatively impacted as compared to the fourth quarter of 2004, which was strong, by (i) weaker results in publishing driven by higher labor costs under our existing union contracts and weaker national advertising and (ii) the off-year absence of political advertising revenue in our television broadcasting segment. For the year ended December 31, 2006, we currently expect adjusted EBITDA to be in the same range as our expectations for 2005. We expect continued growth in our cable operations, led by residential telephony, to be offset by weaker results in our publishing segment. Our publishing operations will continue to be negatively impacted by higher labor costs. Our current labor union contracts expire in March 2006 for The Blade and December 2006 for the Pittsburgh Post-Gazette. We expect our publishing results to be substantially improved if we are successful in renegotiating our union contracts.
* * *
      Our principal offices are located at 541 N. Superior Street, Toledo, Ohio 43660, and our telephone number is (419) 724-6212.

****

RISK FACTORS

****

Risks Relating to Our Businesses
Reductions in advertising could adversely affect our results of operations.
      A large majority of our revenue from newspaper publishing and substantially all of our revenue from television broadcasting are derived from many different classifications of advertisers. Beginning in the fourth quarter of 2000, we faced a general slowdown in advertising. Although we enjoyed a slight improvement in 2004, this improvement did not continue in the first nine months of 2005, and our advertising revenue levels remain substantially below prior years. If this situation continues, our results of operations will continue to be adversely affected.
      A recession or downturn in the United States economy or the economy of an individual geographic market in which we operate would likely adversely affect our advertising revenues and, therefore, our results of operations. If, apart from economic conditions, our advertisers were for any reason to decide to reduce advertising expenditures or if one or more of our advertisers were to merge or consolidate, our results would be adversely affected.
      If a significant amount of newspaper or television advertising were to shift to other communications media as a result of changes in technology, changes in consumer preferences, price differentials or other reasons, our businesses could be adversely affected.
Our newspaper and television content may attract fewer readers and viewers, limiting our ability to generate advertising and circulation revenues.
      The success of each of our newspapers and television stations is primarily dependent upon its share of the overall advertising revenues within its market. The ability of newspapers and television stations to generate advertising revenues depends to a significant degree upon audience acceptance. Audience acceptance is influenced by many factors, including the content offered, shifts in population, demographics, general economic conditions, public tastes generally, reviews by critics, promotions, the quality and acceptance of other competing content in the marketplace at or near the same time, the availability of alternative forms of entertainment and other intangible factors. All of these factors could change rapidly, and many are beyond our control.
      In our television broadcasting business, technological innovations have fragmented television viewing audiences and subjected television broadcasting stations to new types of competition. During the past decade, cable television, DBS and independent stations have captured an increasing market share and overall viewership of broadcast network television has declined.
      Our advertising revenues will suffer if any of our newspapers or broadcasting stations cannot maintain their audience ratings or market share or cannot continue to command the advertising rates that we anticipate.

Our businesses operate in highly competitive industries.
      Our businesses operate in a very competitive environment and are subject to actual and potential competition from various sources.

Cable Television
      Our cable system faces competition from:

•	alternative methods of receiving and distributing video programming, including:

—	over-the-air television broadcast stations;

—	DBS;

—	satellite master antenna television systems, which use one central antenna to receive and deliver television programming to a concentrated group of viewers, such as apartments, hotels or hospitals; and

—	technology that delivers cable channels through the digital frequencies of local television broadcast station partners or through separate frequencies to cell phones and other mobile devices;

•	data transmission and Internet service providers, including large telephone companies, such as SBC Communications (SBC) and Verizon Communications (Verizon); and

•	other sources of news, information and entertainment such as newspapers, movie theaters, live sporting events, other entertainment events and home video products, including VCRs, DVRs and DVDs.
      Because our cable system is operated under non-exclusive franchises, competing operators of cable systems and other potential competitors, such as municipalities and municipal utility providers, may be granted franchises to build cable systems in markets where we hold franchises. Competition in geographic areas where a secondary franchise is obtained and a cable network is constructed is called “overbuilding.” As of September 30, 2005, approximately 9% of the homes passed by our cable system were overbuilt.
      To date, the impact of competition from DBS providers has been more significant than overbuilding by competing cable operators. DBS service consists of television programming transmitted via high-powered satellites to individual homes, each served by a small satellite dish. The channel selection and signal quality of DBS service is comparable to that of our digital cable service. Because DBS signals are delivered via satellite, DBS operators do not face the high initial entry costs that may inhibit overbuilding by a competing cable operator. Since 2003, DBS providers have promoted their services in our markets through aggressive pricing and through promotions offering such inducements as free installation, free satellite receiving equipment and free premium channels. As a result, DBS has grown rapidly over the last several years and continues to do so. We have lost subscribers to DBS competition, and we face serious challenges in this area in the future. If the penetration of DBS in our markets were to increase, our business could be adversely affected.
      In addition, our cable system faces or may face additional competition from new sources, including Regional Bell Operating Companies (RBOCs), other much larger cable television companies, other multichannel video providers, other telephone companies, public utility companies and other entities that are in the process of entering the multichannel video business in other parts of the country; and broadcast digital television, which can deliver high-definition television pictures, digital-quality programs and CD-quality audio programming. Specifically, SBC and Verizon, which both operate in the Toledo metropolitan area, have announced their intention nationally to enter the multichannel video business with new advanced delivery systems and may advocate the legal position that the delivery of video services over Internet connections does not constitute, and may not be regulated as, cable television service. In addition, one or more of these same companies may advocate for state or nationwide franchise authorization for telephone companies to provide cable television services, instead of being required to obtain multiple local franchises.
      We will also face competition from providers of alternatives to our high-speed data services. Competitors, including telephone companies, which already have telephone lines into the household, an existing customer base and other operational functions in place, have introduced digital subscriber line technology, also known as DSL, which allows Internet access over traditional phone lines at data transmission speeds greater than those available by a standard telephone modem and comparable to all but the highest level of our high-speed data services. Some competitors are also extending fiber optic cable connections to individual residences and commercial buildings in order to provide advanced voice, data and video services to customers. In addition, DBS providers have entered into joint marketing arrangements with Internet access providers, including telephone companies, to offer bundled video and Internet service, which competes with our ability to provide bundled services to our customers. We also face competition from wireless broadband Internet services. We cannot predict the impact these competing broadband technologies will have on our Internet access services or on our operations. Our high-speed data services also will continue to face competition from traditional lower speed dial-up Internet service providers, which have the advantage of lower price and in some cases proprietary content and nationwide marketing. Power utilities have developed technology that permits them to provide high-speed data services over existing power lines.

Commercial Telecommunications
      Our commercial telecommunications business operates in an increasingly competitive environment and some of our existing and potential competitors may have significant advantages over us. Most incumbent local exchange carriers (ILECs) offer substantially the same services as those that we offer, in some cases at higher prices and in some cases at lower prices. ILECs benefit from:

•	long-standing relationships with their customers;

•	greater financial and technical resources; and

•	recent regulatory decisions that decrease regulatory oversight of ILECs.
      We also face competition from other competitive local exchange carriers (CLECs). We believe that weakness in the CLEC sector has led to severe price competition as certain competitors seek to increase their short-term revenue. In addition, a number of our CLEC competitors have been undergoing restructurings either in the context of Chapter 11 bankruptcy proceedings or as a result of serious liquidity problems. Some of these competitors have emerged and others could emerge from these restructuring transactions with little or no indebtedness but with existing network capacity for new sales, which could lead to further downward pricing pressure. Our revenue and margins may also be reduced from price cutting by other telecommunications service providers that may require us to adjust prices for existing services upon contract renewals. In particular, we believe that in the market in which we operate, the ILECs are pricing their business services more aggressively than in the past, which could adversely affect our future revenues and margins.

Newspaper Publishing
      The newspaper publishing industry depends primarily upon the sale of advertising and paid subscriptions to generate revenues. Competition for advertising, subscribers, readers and distribution is intense and comes from local, regional and national newspapers; television broadcasting stations and networks and cable channels; radio; the Internet; direct mail; and other information and advertising media that operate in our newspaper publishing markets.

Television Broadcasting
      Our television stations face competition for audience and advertising revenues from other television broadcasters. Our competitors also include cable television operators, DBS providers, wireless cable systems, telephone company video systems, radio broadcasters and other media, including newspapers, magazines, movies, direct mail, compact discs, VCRs, DVDs, music videos, the Internet, outdoor advertising and other forms of entertainment and advertising.

We may not remain competitive if we do not respond to the rapid changes in technology, standards and services that characterize the media industry and which may require us to invest a significant amount of capital to address continued technological development.
      The media industry is experiencing rapid and significant technological changes, which may result in alternative means of program and content transmission and which could have a material effect on our business, financial condition and results of operations. The continued growth of the Internet has presented alternative content distribution options that compete with traditional media. Advances in technology may increase competition for household audiences and advertisers, and we may be unable to compete for advertising revenues. In recent years, the Federal Communications Commission (FCC) has adopted rules and policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. For example, the video compression techniques now being deployed by cable television systems and DBS reduce the bandwidth which is required for television signal transmission. Further advances in technology, such as video compression and programming delivered through fiber-optic telephone lines, have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized “niche” programming. This ability to reach a very defined audience may alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that technological changes will have on the cable, telecommunications, newspaper publishing or television broadcasting industries or the future results of our operations. We may not be able to compete with existing or newly developed alternative technologies or may be required to acquire, develop or integrate new technologies ourselves. The cost of acquisition, development or implementation of new technologies could be significant, and our ability to fund such implementation may be limited and could have a material adverse effect on our ability to successfully compete in the future.

Our need to comply with comprehensive, complex and sometimes unpredictable federal, state and/or local regulations could have an adverse effect on our businesses.
      The cable television industry is subject to extensive legislation and regulation at the federal, state and local levels, and telecommunications and television broadcasting are heavily regulated by the federal government. States also play a significant role in the regulation of telecommunications. The rules and regulations governing our businesses have at times had a material adverse effect on our businesses. Federal, state and local regulations have increased the administrative and operational expenses of our businesses. In addition, Congress and the FCC may in the future adopt new laws or modify existing laws and regulations and policies regarding a wide variety of matters. Compliance with these regulations and policies could increase costs. As we continue to introduce additional communications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain and retain all necessary governmental authorizations and permits in a timely manner, or at all, or conditions could be imposed upon such authorizations and permits that may not be favorable to us or with which we may not be able to comply. Failure to do so could negatively affect our existing operations and could delay or prevent our proposed operations. We may be required to modify our business plans or operations as new regulations arise. We cannot assure you that we will be able to do so in a cost-effective manner, or at all. The adoption of various measures or the elimination of various existing restrictions could accelerate the existing trend toward vertical integration in the media and home entertainment industries and could cause us to face more formidable competition in the future.

We are obligated to redeem stock from the estates of our principal shareholders to the extent required to pay death taxes. In certain circumstances, these obligations could have significant adverse effects on our liquidity and financial position.
      The Company and all shareholders are parties to an agreement that requires the Company to redeem shares of our non-voting common stock from the estate of a deceased shareholder to the extent such redemption qualifies for sale treatment, rather than dividend treatment, under Section 303 of the Internal Revenue Code. In general, Section 303 allows sale treatment where (1) the value for Federal estate tax purposes of all stock of the Company included in determining the value of the decedent’s gross estate exceeds 35% of the excess of the value of the gross estate over certain allowable deductions and (2) the amount paid to redeem the stock does not exceed the sum of all federal and state death taxes (including generation-skipping taxes), plus funeral and administration expenses allowable as deductions for federal estate tax purposes. The initial redemption price under the agreement is the value of the shares for federal estate-tax purposes in the deceased shareholder’s estate. In order to qualify for redemption of stock under the agreement, the estate of the deceased shareholder must elect under Section 6166 of the Code to pay the federal estate tax in deferred installments over a period of up to 15 years. In return, the estate is given an option to purchase for $1 per share a number of shares equal to any additional shares required to be redeemed as a result of the deferral election. The Company is also required to pay cash to cover the income tax consequences resulting from the redemption and the option.
      The amounts the Company might be required to pay under the agreement and the timing of such payments will depend upon the year of death of the shareholders and the value of the stock and the estate tax laws in effect at that time. To satisfy part of its obligation under the agreement, the Company has purchased life insurance on lives of certain shareholders who own significant amounts of our non-voting common stock.
      The vast majority of this life insurance was on the lives of our major shareholder, William Block, Sr., who died in June 2005, and his wife. We received $21.2 million of proceeds of Company-owned life insurance as a result of the death of Mr. Block, Sr., an amount which we believe is in excess of the amounts that will be payable under the agreement in respect of taxes on his estate. We used such $21.2 million of proceeds to make a prepayment on our existing senior credit facilities and for general corporate purposes. When we are required to make a payment under the agreement in respect of taxes on his estate, we will use cash on hand, together, if necessary, with the proceeds of borrowings under our revolving credit facility, to make such payment. We expect that the proceeds of Company-owned life insurance on the life of Mrs. Block, together, if necessary, with the proceeds of borrowings under our revolving credit facility, will be sufficient to pay the amounts payable under the agreement as a result of her death. As of December 31, 2004, the amounts of the death benefits on the remaining insurance were $13.0 million on the life of Mrs. Block and $16.0 million on the joint lives of Mrs. Block and her husband.

A terrorist attack or war could have a severe adverse effect on our financial position.
      Because of their public visibility, the facilities of our cable system, newspapers and television broadcasting stations may be a potential target for a terrorist attack. In the wake of the terrorist attacks of September 11, 2001, when insurance policies are renewed, insurance companies have been unwilling to renew coverage against terrorist attacks or have been willing to provide such coverage only at rates that make the cost of such coverage prohibitive. If the facilities of our cable system or one of our newspapers or television broadcasting stations were to suffer significant uninsured damage as a result of a terrorist attack, our financial position and cash flow could be severely adversely affected.

An accident at one of the nuclear power plants near our largest operating facilities could adversely affect our business operations.
      Our newspaper and cable facilities are in the vicinity of several nuclear power plants. The Fermi 2 Nuclear Power Plant, operated by Detroit Edison, is in Newport, Michigan, approximately 30 miles from Toledo. The Davis Besse Nuclear Power Plant, operated by First Energy Corporation, is in Oak Harbor, Ohio, approximately 30 miles from Toledo. The Beaver Falls Nuclear Power Plant, operated by First Energy Corporation, is in Shippingport, Pennsylvania, approximately 35 miles from Pittsburgh.
      A serious accident at one of these plants involving the leak of radioactive or other toxic materials into the surrounding environs, to the extent it endangered life or inhibited transportation or commerce, could adversely affect our operations.

Our advertising revenues are subject to cyclical and seasonal variations.
      Our business is cyclical in nature. Because we depend upon the sale of advertising for a significant portion of our revenues, our operating results are sensitive to prevailing economic conditions, including changes in local, regional and national economic conditions, particularly as they may affect advertising expenditures. In addition, newspaper publishing is labor intensive and, as a result, newspapers have a relatively high fixed cost structure. During periods of economic contraction, revenues may decrease while some of our costs remain fixed, resulting in decreased earnings.
      Our business has experienced and is expected to continue to experience significant seasonality due to, among other things, seasonal advertising patterns and seasonal influences on people’s viewing and reading habits. Typically, our revenues are lowest during the first quarter, and highest during the fourth quarter, of each calendar year.
      The revenue of our television broadcasting operations tends to be higher in even-numbered election years, when national, state and local political advertising is a significant element of advertising revenue for this segment. In non-election years, little if any revenue is obtained from political advertising.
Risks Relating to Our Cable Television Business
If our programming costs continue to increase and we cannot pass them along to our customers, our cash flow will decrease.
      In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue. Because of our size, we are unable to negotiate the more favorable rates that are granted to large national multiple system operators. For competitive reasons, we may not be able to pass programming cost increases on to our subscribers. Exclusive arrangements negotiated by other larger programming outlets may prevent us from offering certain desirable programming.
      We purchase the majority of our cable programming through the National Cable Television Cooperative. We achieve significant savings through participation in this cooperative, as compared to programming rates we could negotiate on our own, thereby lowering our costs of program acquisition. If for any reason we were unable to continue to obtain programming through such buying cooperatives, and we were unable to pass the increase in programming costs on to our subscribers, our results of operations and cash flow would be adversely affected.
We may be adversely affected by federal judicial or regulatory decisions regarding our cable system’s obligations to carry the signals, including digital signals, of over-the-air television stations.
      Cable systems have long been obligated, under federal retransmission-consent and must-carry rules, at the election of local broadcasters either to carry local over-the-air broadcast signals or to negotiate with local broadcasters for carriage of those signals. This process has been greatly complicated by the advent of digital broadcast signals. While the FCC has ruled that broadcasters do not have must-carry rights for their digital signals until their analog signals are shut off, broadcasters remain interested in maximizing carriage for their digital signals. Increasing demand for high-definition programming transmitted on some digital broadcast signals requires cable systems to negotiate with broadcasters for retransmission consent for the digital signals. Some broadcast owners are requesting license fees, carriage of additional channels or other considerations such as advertising buys for digital retransmission consent. As a result, negotiations with broadcasters over the terms and conditions of retransmission consent have become considerably more complex. We cannot predict how these matters will be resolved, either by governmental action or in the private marketplace. If as a result of these changes we have more difficulty reaching agreements with local broadcasters, thereby impairing our carriage of their signals or raising the costs of that carriage, our ability to compete in the market for multi-channel video customers may be adversely affected.
We may be adversely affected by regulatory measures that do not treat all multi-channel video providers equally, placing our cable system at a competitive disadvantage.
      Our cable system is subject to numerous federal, state and local regulatory requirements. These requirements are designed and intended to apply to traditional cable companies and they have the effect of increasing the costs of our cable operations, both indirectly, through measures that require the time and attention of our personnel, and directly, through franchise fees that we collect from our customers and pass on to the local governments. Not all of these measures apply to our competitors; for example, at present DBS providers do not pay franchise fees. Also, competitors including SBC and Verizon may advocate the legal position that their delivery of digital video programming services over high-speed data connections are not subject to franchise fees. In addition, some potential competitors and new entrants may advocate for state or nationwide franchise authorization for telephone companies to provide cable television services, instead of being required to obtain multiple local franchises. If the regulatory requirements and accompanying costs applicable to cable do not apply equally to our competitors, that inequality could have a material adverse effect on our business and our results of operations.
Copyright law changes could increase the costs of the licenses we need to operate our cable system.
      Cable systems must obtain copyright licenses for the programming they carry. For over-the-air broadcast channels we carry on our systems, we obtain copyrights under a system established by the Copyright Act of 1976, which provides a blanket license for copyrighted material on television stations whose signals a cable system retransmits. From time to time, Congress considers proposals to alter the blanket copyright license system, some of which could make the license more costly.
We may be adversely affected by federal judicial, legislative and regulatory decisions regarding the operation of, and competitors’ access to, our high-speed networks.
      A number of companies, including independent Internet service providers (ISPs) have requested local authorities, the FCC and Congress to require cable operators to provide non-discriminatory access to cable’s broadband infrastructure, so that these companies may deliver Internet services directly to customers over cable facilities. In a June 2005 ruling, commonly referred to as the Brand X case, the Supreme Court upheld an FCC decision (and overruled a conflicting Ninth Circuit opinion) making it much less likely that any nondiscriminatory “open access” requirements (which are generally associated with common carrier regulation of “telecommunications services”) will be imposed on the cable industry by local, state or federal authorities. The Supreme Court held that the FCC was correct in classifying cable-provided Internet service as an “information service,” rather than a “telecommunications service.” This favorable regulatory classification limits the ability of local and state governmental authorities to impose open access requirements on cable-provided Internet service. Given how recently the Brand X case was decided, however, the nature of any legislative or regulatory response remains uncertain. The imposition of open access requirements could materially affect our business. If we were required to allocate a portion of our bandwidth capacity to other Internet service providers, we believe that it would impair our ability to use our bandwidth in ways that would generate maximum revenues. It is also possible that either Congress or the FCC might prohibit ISPs, including us, from blocking consumers’ access to content from other information providers.
      The FCC has a separate rulemaking pending to assess issues concerning the regulation of broadband Internet services provided over cable systems, including whether the FCC can and should exercise authority to develop a new regulatory framework for Internet service provided over cable systems as a facilities-based interstate information service and the role, if any, of state and local governmental authorities in regulating such services. Similarly, in a rulemaking proceeding involving regulation of ILECs’ broadband services, the FCC reclassified broadband Internet services provided by local telephone companies over their own wireline facilities as “information services” and has removed certain regulatory burdens and restrictions on DSL service. These changes may enhance the ability of DSL providers to compete against our cable modem service. Various bills addressing these issues also are under active consideration in Congress.
      Adverse decisions by the courts, Congress or the FCC may affect significantly cable operators’ regulatory obligations, including whether operators will be required to (1) obtain additional local authority to use the local rights-of-way for the delivery of high-speed data services; (2) pay local governmental franchise fees and/or federal and state universal service fees on high-speed data service revenues, including certain forms of digital telephone services (including, but not limited to, Voice-over-Internet Protocol (VoIP)); or (3) open their systems for use by third party ISPs or others who may want to use a system’s transmission capacity to deliver services to subscribers.
If we are unable to procure necessary software and equipment, our ability to offer our services could be impaired.
      We depend on vendors to supply our cable electronic equipment, such as set-top converter boxes, fiber and other equipment, as well as enabling software for analog and digital cable services. This equipment is available from a limited number of suppliers. We typically purchase equipment under purchase orders placed from time to time and do not carry significant inventories of equipment. If there are delays in obtaining software or if demand for equipment exceeds our inventories and we are unable to obtain required software and equipment on a timely basis and at an acceptable cost, our ability to recognize additional revenues and to add additional subscribers of these services could be delayed or impaired. In addition, if there are no suppliers that are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.
As we introduce new cable services, including residential telephony, a failure to predict and react to consumer demand or to successfully integrate new technologies could adversely affect our business.
      Our cable system is in the early stages of introduction of new cable services such as digital cable, high-speed data, VOD and residential telephony. Our newly rebuilt cable system provides the capability to launch other new services in the future. The inability to effectively introduce, market and sell these new services, to anticipate consumer demand for such services or to successfully integrate new technologies could have a material adverse effect on our business and results of operations. In addition, the failure of new equipment, such as digital set-top boxes or digital video recorders, to be available at prices consumers are willing to pay, to function as expected or to be delivered in a timely fashion could materially impair our business.
We may be adversely affected by strikes and other labor protests.
      The employees of our Toledo cable system include three collective bargaining units represented by the Brotherhood of Teamsters. One of these includes technicians responsible for repair and ongoing maintenance of our cable plant, another comprises the employees who program our cable converter boxes and the third includes employees responsible for construction and installation. The current collective bargaining agreements for these groups of employees expire in 2008, 2009 and 2007, respectively.
      Certain technical employees of Buckeye TeleSystem, our business telecommunications operation, are represented by the Brotherhood of Teamsters. The current collective bargaining agreement for these employees expires in 2007.
      If we were to experience a strike or work stoppage, it might be difficult for us to find a sufficient number of willing employees with the necessary skills to replace these employees in handling outages and service calls. Any resulting disruptions in service could cause us to lose revenues and customers and might have permanent adverse effects on our business.

We may be adversely affected by changes in the law or economics relating to our physical plant.
      Our cable system depends on physical facilities, including transmission equipment and miles of fiber and coaxial cable. Significant portions of those physical facilities occupy public rights-of-way according to terms of local ordinances. Other portions occupy private property under the terms of express or implied easements, and many miles of the cable are attached to utility poles according to terms of pole attachment agreements we have with the utilities that own the poles. All of this is subject to governmental regulation, as well as the common law of real property. No assurances can be given that we will be able to maintain and use our facilities in their current locations at the current costs. Changes in governmental regulation of these matters, or changes in the economics of the relationships, could have a material adverse effect on our business and our results of operations.
Our cable system may experience disruptions as a result of technical failures, storms or natural disasters.
      The transmission of programming signals to our headend, our receipt of these signals at our headend and our distribution of the signals to our customers via our cable networks are each exposed to potential disruptions due to technical failures, storms, particularly ice storms, fires or other natural disasters. Any disruption in our receipt or distribution of programming can cause loss of revenues and increases in operating expenses and have an adverse effect on customer satisfaction. A significant and extended disruption could materially and adversely affect our business, financial condition or results of operations.
Malicious and abusive Internet practices could impair our high-speed data services.
      Our high-speed data customers utilize our cable system to access the Internet and, as a consequence, we or they may become victim to common malicious and abusive Internet activities, such as unsolicited mass advertising (i.e., “spam”) and dissemination of viruses, worms and other destructive or disruptive software. These activities could have adverse consequences on our cable system and our customers, including degradation of service, excessive call volume to call centers and damage to our or our customers’ equipment and data. Significant incidents could lead to customer dissatisfaction and, ultimately, loss of customers or revenue, in addition to increased costs to us to service our customers and protect our cable system. Any significant loss of high-speed data customers or revenue or significant increase in costs of serving those customers could adversely affect our growth, financial condition and results of operations.
Risks Relating to Our Commercial Telecommunications Business
Deregulation of the communications industry involves uncertainties, and the outcomes from the resolution of these uncertainties could have a material adverse effect on our business.
      The Telecommunications Act of 1996 (the 1996 Telecommunications Act) remains subject to periodic, ongoing proceedings before the FCC and state regulators that may later be reviewed in court. While the number and scope of these proceedings has diminished recently, regulatory agencies continue to consider important issues, such as inter-carrier compensation, including issues relating to interconnection pricing; universal service reform; and other issues that could result in significant changes to the business conditions in the communications industry. It is difficult to predict the effects, if any, such proceedings may have on us and our operations, and we cannot assure you that any such changes will not have a material adverse effect upon us. A brief summary of current legal and regulatory developments is discussed in the section entitled “Regulation.”
If we do not maintain effective working relationships with the ILECs, our business will be adversely affected.
      Our strategy allows us to control much of our network, but we also depend on our ability to interconnect with ILECs. ILECs are required by federal and state law to unbundle and make available network elements and services to CLECs at cost-based rates. We obtain access to these network elements and services under terms established in interconnection agreements that we have entered into with certain ILECs. Our CLEC operations, however, do not make heavy use of network elements obtained from ILECs, unlike many other CLECs with which we compete. Federal law required that the RBOCs cooperate with competitive carriers and meet statutory requirements for opening their local markets to competition before they could receive permission to provide in-region long distance services. Now that each RBOC has met those requirements and received authorization to provide long distance services throughout its respective operating region, it may have less incentive to properly maintain the information, ordering and interconnection interfaces that we rely on and may otherwise fail to cooperate with us fully regarding service provisioning issues.
      The RBOCs have been fined by both federal and state authorities for their failure to comply with the laws and regulations that support local competition. We believe these fines have not substantially reduced the use of such anticompetitive practices and that illegal and anticompetitive activity will continue to occur. Regulatory and judicial remedies may not preclude anticompetitive behavior and may not compensate us for our damages and legal expenses. If an ILEC refuses to cooperate or otherwise fails to support our business needs in retaliation for our efforts to enforce our legal rights or for any other reason, including labor shortages, work stoppages or disruption caused by mergers, other organizational changes or terrorist attacks, our ability to offer local services on a timely and cost-effective basis will be materially impaired.
      Our ability to continue to obtain favorable interconnection, unbundling, service provisioning and pricing terms, and the time and expense involved in negotiating interconnection agreements and amendments, can be adversely affected by ongoing legal and regulatory activity. Many of our existing interconnection agreements provide that one or both parties may be entitled to demand renegotiation of particular provisions or of the entire agreement based on intervening changes in law resulting from ongoing legal and regulatory activity. We are in the process of renegotiating the terms of certain of our interconnection agreements. We cannot be certain that we will be able to successfully renegotiate any such agreement on terms favorable to us. Any limitation on the availability of unbundled network elements, especially unbundled local loops, network interface devices or interoffice transmission facilities resulting from federal or state regulatory activity could increase our costs and otherwise have a material adverse impact on our business. A brief summary of current legal and regulatory developments is discussed in the section entitled “Regulation.”
A network failure could cause delays or interruptions of service, which could cause us to lose customers and revenue.
      Our success requires that our network provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:

•	physical damage to access lines;

•	power surges or outages;

•	capacity limitations;

•	software defects;

•	lack of sufficient redundancy;

•	breaches of security; and

•	other disruptions beyond our control.
      Such disruptions may cause interruptions in service or reduced capacity for customers, any of which could cause us to lose customers.
Risks Relating to Our Newspaper Publishing Business
The role of newspapers is threatened by competing communications and entertainment technologies, by changes in the news preferences of consumers and by structural changes in the industry and the market.
      For the past several decades, the introduction of new communications and entertainment technologies has eroded the once-dominant position of newspapers as a source of news and information. Americans are reading newspapers less than in the past, and this trend is even more pronounced in younger age groups. The American culture appears to be undergoing a significant, even dramatic shift and blurring of the concepts of news, journalism, information and entertainment. Indeed, there is some indication that Americans, particularly those in younger demographic groups, are less interested in news generally, at least as that term has been traditionally understood.

      At the same time, changing technologies have markedly altered the economies of the news business in a way that threatens the traditional and historical model of the print newspaper. The production of printed newspaper is an expensive endeavor, involving significant labor, machine and paper costs in the collection, preparation and presentation of news and the production, collation and delivery of newspapers. These costs increase over time because of secular inflation. To some degree, they are controllable by staffing reductions, but these measures can be sharply constrained in a unionized environment.
      In the traditional newspaper business model, these costs are covered by revenues from circulation and advertising. Those revenue sources are threatened by the changes in the industry and the market. Circulation revenues erode as the number of persons willing to spend money to buy the newspaper declines. Newspaper readers have numerous options for obtaining the news and information they want, which often is available for free over the Internet. Likewise, newspaper advertisers are increasingly evaluating the cost-effectiveness of traditional print advertising, considering instead more targeted advertising, whether it be in zoned print publications or more innovative forms of advertising, such as Internet advertising.
      While we are making use of the Internet and exploring other strategies to adapt to these changes and challenges, we are unable to predict the extent to which these technologies may adversely, even fundamentally affect our newspaper publishing business.
We may be adversely affected by our inability under collective-bargaining agreements to implement sound economic and operational measures at our newspapers that allow the newspapers to operate competitively in the changing marketplace.
      Our collective bargaining agreements with our newspaper employees impose stringent limitations on our ability to manage the costs and operations of our papers. Many of these limitations were developed decades ago, under markedly different market conditions. As the nature of the newspaper business has changed, as newspapers face wider and deeper competition from other media and from other forms of advertising, and as the general demand for print news has declined, these limitations have become increasingly troublesome. They present real barriers to our ability to meet the challenges we face with aggressive and proven strategies for sales, customer retention and the development of new businesses. If we are unable to work with the unions that represent our employees to overcome these limitations, our ability to succeed in the newspaper business will be negatively affected to the point that our continued ownership of the newspapers would be illogical.
We may be adversely affected by strikes and other labor protests.
      Substantially all non-management employees of our newspaper publishing operations are represented by various unions. The labor agreements with the 10 unions representing Post-Gazette employees currently run through December 31, 2006. The labor agreements with the eight unions representing the employees of The Blade expire on March 21, 2006.
      If we were to experience a strike or work stoppage at one or both of our papers, any resulting disruptions in operations could cause us to lose subscribers and advertisers and might have permanent adverse effects on our business.
We may be adversely affected by variations in the cost of newsprint.
      Newsprint and ink expense represents our largest raw material expense and, after labor costs, is the most significant operating cost of our newspaper publishing operations. Although we have a contract to supply newsprint for our publishing operations, the contract expires at the end of 2006, and pricing under the contract varies with market conditions. Newsprint costs vary widely from time to time, and price changes in newsprint can significantly affect the overall earnings of our newspaper publishing operations. Consolidation in the North American newsprint industry has reduced the number of suppliers. This has led to paper mill closures and conversions to other grades of paper, which in turn have decreased overall newsprint capacity and increased the likelihood of price increases in the future. We cannot assure you that our publishing operations will not be exposed in the future to volatile or increased newsprint costs, which could have a material adverse effect on our business and results of operations.

Reporting or taking editorial positions on controversial issues could adversely affect our business.
      Our newspapers report and take editorial positions on issues that are sometimes controversial and that may arouse passions in affected individuals or segments of our communities. This can involve risks of offending advertisers or subscribers, which can result in loss of advertising and subscription revenues, or can on occasion lead to demonstrations and protests, adverse community reaction, boycotts or lawsuits.
Risks Relating to Our Television Broadcasting Business
We may be adversely affected if the FCC or Congress reinstates the prior restrictive regulatory structure that controls ownership and operation of television stations.
      The FCC, with the input of the federal courts in implementing congressional legislation, has established a very extensive set of regulations that control the ownership and operation of television stations. In June 2003, the FCC adopted a Report and Order modifying and generally relaxing its multiple ownership rules for television broadcasters. The new rules, among other things, increase the number of stations an entity may own nationally by increasing the national audience reach cap from 35% to 45% of viewers and permit an entity to own or control more stations in many markets. (Congress subsequently passed a bill requiring the FCC to establish a national audience reach cap of 39%.)
      The Third Circuit Court of Appeals stayed the application of the new FCC rules and, in June 2004, issued a decision vacating and remanding the FCC’s revisions to its local television ownership rule. The FCC’s local television ownership rule, among other ownership rules, are currently before the FCC. We are unable to predict what decisions will be made by the FCC in response to the Third Circuit’s decision or whether those decisions could negatively affect our ability to own more than one television station in a single market.
Our television broadcasting operations could be adversely affected if we fail to renew or continue on favorable terms, if at all, our network affiliations.
      We have one affiliation agreement with each of NBC and UPN. The affiliation agreements governing the relationship between Fox and our two Fox-affiliated stations and between NBC and our majority-owned station, WAND, are unsigned. Our network affiliation agreements are subject to termination by the networks under certain circumstances. We cannot assure you that our affiliation agreements will be renewed, that Fox or NBC, with respect to WAND, will continue its relationship with us, or that each network will continue to provide programming to affiliates on the same basis as it currently provides programming. The non-renewal or termination of a network affiliation could adversely affect our business.
The success of our television stations depends on the success of the network each station carries.
      The ratings of each of the television networks, which are based in large part on their programming, vary from year to year, and this variation can significantly impact a station’s revenues. There can be no assurance as to the future success of any network or its programming.
Emerging technologies may threaten our broadcast revenues.
      Emerging technologies that allow viewers to digitally record, store, skip, and play back television programming may decrease viewership of commercials and, as a result, lower our advertising revenues.
The planned industry conversion to digital television could adversely affect our broadcast business.
      Under current FCC guidelines, all television stations in the United States must broadcast in digital format unless there are extenuating circumstances. Current law requires television stations to cease broadcasting analog signals after December 31, 2006 unless they obtain waivers from the FCC. Legislation pending in Congress would instead require all stations to cease broadcasting analog signals on a date that is expected to be in the first four and one-half months of 2009. After this deadline, the FCC will reclaim the analog channel, and broadcasters will thereafter operate exclusively on their DTV channel.

      All of our television broadcasting stations are meeting the FCC requirements to broadcast in digital. Two of the five stations broadcasting in digital format, WFTE and WLIO, are operating at reduced power and antenna heights under FCC special temporary authorizations. Unless the FCC approves a delay based on extenuating circumstances, on or before July 1, 2006, these stations are required to increase power and antenna height to authorized maximum values to preserve interference rights in their service areas. The future build-out of these stations, together with associated high-definition television upgrades, will result in capital expenditures estimated at $2.0 million. Failure to complete the build-out by July 1, 2006, unless extended by the FCC, could result in permanent diminishment of our service areas and loss of viewers due to loss of interference protection.
      The transition to digital television will expose our business to the following additional risks:

•	The digital technology allows us and our competitors to broadcast multiple channels of standard definition programming (multicast) and/or a single channel of high-definition programming, compared to only one channel of analog standard definition programming today. We do not know what impact this will have on the competitive landscape or on our results of operations. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels if we elect to multicast. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

•	In some cases, our digital signal may not be received in as large a coverage area as our analog signal, or it may suffer from additional interference.

•	In February 2005, the FCC reaffirmed its January 2001 decision (1) that its must-carry rules do not apply to a digital signal until the analog signal ceases to be transmitted; and (2) that when applied to a digital signal, its must-carry rules require cable carriage of only a single “primary video” program stream even if the broadcaster is transmitting multiple channels of programming. Thus, if our stations elect to broadcast multiple program streams (multicast) on their digital signals, and if we are unable to negotiate voluntary agreements for cable and satellite carriage of our multicast programming, cable customers in our broadcast markets may not receive more than one of the streams, which could negatively impact our stations.
We may be adversely affected by disruptions in our ability to receive or transmit programming.
      Our stations receive network broadcast feeds by satellite. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, launch failure, destruction and damage and incorrect orbital placement. There can be no assurance that disruptions of transmissions will not occur in the future or that other comparable satellites will be available, or if available, whether a lease agreement with respect to such other satellites could be obtained on favorable terms. The operation of the satellite is outside our control and a disruption of the transmissions could prevent us from receiving our programming content. The transmission of programming is also subject to other risks of equipment failure, including natural disasters, power losses, software errors or telecommunications errors.
      Any natural disaster or extreme climatic event, such as an ice storm, could result in the loss of our ability to broadcast. Further, we own or lease antenna and transmitter space for each of our stations. If we were to lose any of our antenna tower leases, we cannot assure you that we would be able to secure replacement leases on commercially reasonable terms, or at all, which could also prevent us from transmitting our signals. Disruptions in our ability to receive or transmit our broadcast signals could have a material adverse effect on our audience levels, advertising revenues and future results of operations.
Programming costs may negatively impact our operating results.
      One of the most significant operating cost components of our television broadcasting operations is programming. There can be no assurance that we will be able to obtain audience-attracting programming in the future, and that we will not be exposed in the future to increased programming costs which may adversely affect our operating results.
Our Louisville television operations may be adversely affected if we are not able to reach a suitable agreement with a television-rating service.
      Our agreement with the Nielsen rating service for our Louisville stations expired at the end of January 2005, and we have been thus far unable to agree on terms for a new contract. In addition, we may not be able to reach an agreement with Nielsen when our agreements with Nielsen for our other television broadcast stations expire. While we are intent on maintaining our relationships with our advertisers, and on demonstrating the viewership of our programs and the value of our product, we cannot predict the effect of not subscribing to the Nielsen service on our ability to sell advertising.

****

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
      The following table sets forth our selected financial and other operating data. The selected financial data for the five years ended December 31, 2004 in the table are derived from our audited consolidated financial statements.
      The unaudited financial data for the nine month periods ended September 30, 2004 and 2005 are derived from the unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, that management considers necessary to fairly present our financial position and results of operations for these periods. Results for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.
      The financial data is qualified in its entirety by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that follows and the financial statements and related notes included elsewhere in this offering memorandum.

						(unaudited)
						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Income Statement Data:
Revenue:
Cable (1)	$85,123	$92,749	$105,217	$113,568	$121,216	$90,104	$95,126
Publishing	286,717	264,679	257,256	251,334	257,535	187,829	184,643
Broadcasting (2)	42,531	35,184	39,964	39,406	39,444	28,568	27,336
Other communications	9,603	17,931	20,152	19,784	20,158	15,150	15,286

Total revenue	423,974	410,543	422,589	424,092	438,353	321,650	322,392
Operating expenses:
Cable	77,548	87,907	95,146	104,542	112,622	83,770	88,652
Publishing	277,312	262,799	249,187	252,879	257,954	193,654	195,061
Broadcasting	37,099	36,973	36,313	36,693	36,387	26,577	26,670
Other communications	12,614	18,855	17,699	17,451	18,071	13,215	13,575
Corporate general and administrative	4,152	2,705	6,046	4,398	4,831	3,938	2,492
Loss on impairment of intangible asset	—	—	—	8,378	—	—	—

Total operating expenses	408,725	409,239	404,391	424,342	429,864	321,154	326,450
Operating income (loss)	15,249	1,304	18,197	(250)	8,489	497	(4,058)
Nonoperating income (expense):
Interest expense	(14,175)	(19,486)	(22,952)	(19,633)	(19,969)	(14,519)	(17,926)
Gain on disposition of Monroe Cablevision (1)	—	—	21,141	—	—	—	—
Gain on disposition of WLFI-TV, Inc. (2)	22,339	—	—	—	—	—	—
Loss on early extinguishment of debt	—	—	(8,990)	—	—	—	—
Change in fair value of interest rate swaps	—	(5,340)	(733)	3,908	4,238	3,313	2,199
Gain on life insurance proceeds	—	—	—	—	—	—	2,858
Investment income	106	47	126	1,110	376	250	1,145

Total nonoperating income (expense)	8,270	(24,779)	(11,408)	(14,615)	(15,354)	(10,956)	(11,723)

Income (loss) from continuing operations before income taxes and minority interest	23,519	(23,475)	6,790	(14,865)	(6,865)	(10,459)	(15,781)
Provision (credit) for income taxes (3)	9,540	(6,596)	2,935	27,608	(54)	410	85

Income (loss) from continuing operations before minority interest	13,979	(16,879)	3,855	(42,472)	(6,811)	(10,869)	(15,866)
Minority interest	(427)	235	(477)	2,861	41	114	179

Net income (loss) from continuing operations	13,552	(16,644)	3,378	(39,611)	(6,770)	(10,754)	(15,687)
Loss on discontinued operations, net of tax benefit (4)	(771)	(1,213)	(837)	(960)	—	—	—

Net income (loss)	$12,781	$(17,857)	$2,540	$(40,572)	$(6,770)	$(10,754)	$(15,687)

						(unaudited)
						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$4,213	$5,883	$9,782	$11,461	$3,549	$6,551	$7,701
Total assets	464,190	485,554	511,725	478,681	462,755	460,664	433,220
Total funded debt (5)	213,356	237,264	252,778	268,165	262,467	262,121	250,742
Stockholders’ equity (deficit)	61,390	37,583	20,646	(27,314)	(36,416)	(38,576)	(52,651)
Other Data:
Cable adjusted EBITDA (unaudited) (6)	$30,063	$32,135	$37,278	$41,808	$44,930	$33,114	$34,328
Publishing adjusted EBITDA (unaudited) (6)	23,851	15,785	19,558	9,391	10,118	1,766	(2,260)
Broadcasting adjusted EBITDA (unaudited) (6)	8,009	3,088	7,164	5,888	5,681	4,046	2,516
Other communications adjusted EBITDA (unaudited) (6)	(904)	1,324	5,969	5,790	6,544	5,078	5,261
Corporate adjusted EBITDA (unaudited) (6)	(4,146)	(2,056)	(4,309)	(1,326)	(2,753)	(2,373)	(212)

Adjusted EBITDA (unaudited) (7)	56,873	50,276	65,660	61,551	64,520	41,631	39,634
Depreciation and amortization	48,662	55,533	54,903	57,820	58,451	43,672	46,326
Capital expenditures	80,340	62,154	30,670	54,993	51,205	36,541	26,839

						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

Cable Operating Data (unaudited):
Homes passed (8)	253,903	255,852	246,546	249,879	253,813	253,185	264,173
Basic video customers	158,537	157,341	152,392	149,178	145,951	147,566	144,910
Basic video penetration (9)	62.4%	61.5%	61.8%	59.7%	57.5%	58.3%	54.9%
Digital video customers	—	7,846	26,092	38,073	50,725	48,667	54,965
Digital video penetration (10)	0.0%	5.0%	17.1%	25.5%	34.7%	33.0%	37.9%
High-speed data customers	7,022	15,221	22,565	29,807	37,702	35,643	48,387
High-speed data penetration (9)	2.8%	5.9%	9.2%	11.9%	14.9%	14.1%	18.3%
Revenue generating units (11)	165,559	180,408	201,049	217,058	234,378	231,876	255,218
Average monthly revenue per basic video customer (12)	$44.45	$48.87	$56.95	$62.58	$68.26	$67.42	$72.59
Publishing Operating Data (unaudited):
Daily circulation (13)	381,643	380,646	385,070	384,600	383,152	383,152	373,659
Sunday circulation (13)	611,005	603,485	601,405	593,883	590,207	590,207	578,312

(1)	Effective March 29, 2002, we consummated an asset exchange agreement with Comcast Corp., which resulted in an exchange of 100% of the assets of Monroe Cablevision for 100% of the assets of Comcast’s Bedford, Michigan operations plus a cash payment to us of $12.1 million. Results of the acquired system are included from the date of acquisition, and pro forma amounts are not material.

(2)	Effective April 1, 2000, we acquired a two-thirds interest in WAND Television, Inc. in exchange for the assets of WLFI-TV, Inc. On March 30, 2001, we purchased WFTE TV. Results of the acquired stations are included from the date of acquisition, and pro-forma amounts are not material.

(3)	In 2003, we recognized a $31.6 million charge to record a full valuation allowance against our deferred tax assets.

(4)	Effective May 31, 2003, we suspended operations of Community Communication Services, Inc. (CCS). Effective December 31, 2003, we sold the net assets of certain divisions of Corporate Protection Services, Inc. (CPS) and ceased operating those divisions. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the results of operations of CCS and the affected divisions of CPS are reported separately from results of continuing operations for all periods presented.

(5)	Total funded debt includes the balances outstanding under our existing senior subordinated notes, existing senior credit facilities and capital leases. Total funded debt does not include the $7.7 million, $4.1 million and $2.9 million adjustments to the carrying values of underlying debt recorded as of December 31, 2002, 2003 and 2004, respectively, and the $4.4 million and $1.2 million adjustments recorded as of September 30, 2004 and 2005, respectively, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
(footnotes continue on following page)

(6)	A reconciliation of adjusted EBITDA to net income (loss) by segment is provided below. The individual businesses’ net income (loss) does not include corporate general and administrative expenses. Corporate adjusted EBITDA consists of corporate general and administrative expenses and investment income.

(7)	Adjusted EBITDA is defined as net income (loss) before provision (credit) for income taxes, interest expense, depreciation and amortization (including amortization of broadcast rights), other non-cash charges, gains or losses on disposition of assets, and extraordinary items and after payments for broadcast rights (film payments). We calculate adjusted EBITDA in accordance with the definition set forth in our senior credit facilities. Accordingly, we have excluded the change in fair value of derivatives from adjusted EBITDA because our derivatives consist of interest rate swap contracts. Since interest expense is a recurring charge excluded from adjusted EBITDA, we also exclude the changes in value of swap contracts, as these are put in place in order to manage our cost of debt. Furthermore, we have excluded gains or losses on the disposition of assets, since the losses typically represent the undepreciated cost of disposed assets and their exclusion is a logical extension of excluding depreciation from adjusted EBITDA. In the interest of consistency, gains are also excluded.

When we present the reconciliation of adjusted EBITDA to net income (loss) for our business segments, we exclude from net income (loss) certain expenses consisting primarily of corporate general and administrative expenses that have not been allocated to individual segments. Corporate general and administrative expenses were $4.2 million, $2.7 million, $6.0 million, $4.4 million, and $4.8 million for 2000, 2001, 2002, 2003, and 2004, and $3.9 million and $2.5 million for the nine months ended September 30, 2004 and 2005, respectively.

Other media companies may measure adjusted EBITDA in a different manner. We have included adjusted EBITDA data because such data are commonly used as a measure of performance for media companies and are also used by investors to measure a company’s ability to service debt. Furthermore, management uses adjusted EBITDA as a key performance measure upon which budgets are established at the subsidiary level and upon which incentive compensation is awarded. Adjusted EBITDA is used as one method of measuring growth and trends in the financial performance of our business units and is the financial measure used by our Board of Directors to determine the amount of quarterly dividends paid to our shareholders. Adjusted EBITDA is also a significant component of the financial covenants contained in the agreements governing our existing and new senior credit facilities.

We understand the material limitations associated with the use of a non-GAAP measure. Accordingly, adjusted EBITDA is not, and should not be used as, an indicator of or alternative to operating income (loss), net income (loss) or cash flow as reflected in our consolidated financial statements, is not intended to represent funds available for debt service, dividends or other discretionary uses, is not a measure of financial performance under U.S. generally accepted accounting principles, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. generally accepted accounting principles. Refer to our financial statements, including our statement of cash flows, which appear elsewhere in this offering memorandum. The following calculations of adjusted EBITDA are not necessarily comparable to similarly titled amounts of other companies. A reconciliation of adjusted EBITDA to net income is provided below.

						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Reconciliation of cable adjusted EBITDA:
Net income(*)	$5,464	$2,721	$7,003	$6,345	$5,487	$6,336	$6,480
Adjustments to net income:
Provision for income taxes	2,111	2,126	3,072	2,685	3,110	—	—
Depreciation	22,123	27,166	26,681	30,010	32,612	24,378	26,371
Amortization of intangibles and deferred charges	46	44	559	739	740	555	555
Amortization of broadcast rights	384	382	324	302	245	181	203
Film payments	(362)	(286)	(223)	(319)	(243)	(173)	(203)
(Gain) loss on disposal of assets	297	(18)	(138)	2,046	2,979	1,838	922

Cable adjusted EBITDA (unaudited)	$30,063	$32,135	$37,278	$41,808	$44,930	$33,114	$34,328

Reconciliation of publishing adjusted EBITDA:
Net income (loss)(*)	$1,842	$(2,211)	$2,345	$(3,344)	$(2,013)	$(6,372)	$(10,535)
Adjustments to net income (loss):
Interest expense	2,424	2,118	1,814	1,742	207	165	117
Provision for income taxes	5,139	1,973	3,911	58	1,387	383	—
Depreciation	11,978	11,382	11,299	10,566	9,754	7,333	8,079
Amortization of intangibles and deferred charges	2,486	2,486	353	353	357	267	36
(Gain) loss on disposal of assets	(18)	37	(164)	16	426	(10)	43

Publishing adjusted EBITDA (unaudited)	$23,851	$15,785	$19,558	$9,391	$10,118	$1,766	$(2,260)

(footnotes continue on following page)

						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Reconciliation of broadcasting adjusted EBITDA:
Net income (loss)(*)	$3,532	$(1,216)	$2,410	$(3,889)	$2,151	$2,110	$835
Adjustments to net income (loss):
Provision (credit) for income taxes	1,474	(302)	784	1,093	958	2	42
Depreciation	1,973	2,528	2,660	2,874	2,562	1,928	2,010
Amortization of intangibles and deferred charges	594	781	17	17	17	13	13
Amortization of broadcast rights	5,935	6,129	6,814	6,718	5,988	4,544	4,351
Film payments	(5,523)	(4,831)	(5,521)	(6,614)	(6,080)	(4,637)	(4,728)
(Gain) loss on disposal of assets	24	(1)	—	76	85	86	(7)
Loss on impairment of intangible, net of minority interest	—	—	—	5,613	—	—	—

Broadcasting adjusted EBITDA (unaudited)	$8,009	$3,088	$7,164	$5,888	$5,681	$4,046	$2,516

Reconciliation of other communications adjusted EBITDA:
Net income (loss)(*)	$(1,485)	$(137)	$1,633	$1,444	$2,248	$1,882	$1,669
Adjustments to net income (loss):
Provision (credit) for income taxes	(2,563)	(2,535)	(225)	(529)	(161)	53	43
Depreciation	2,791	3,525	4,113	4,266	4,461	3,149	3,535
Amortization of intangibles and deferred charges	352	467	446	—	—	—	—
(Gain) loss on disposal of assets	1	4	2	40	(4)	(6)	15
Loss on disposal of discontinued operations	—	—	—	569	—	—	—

Other communications adjusted EBITDA (unaudited)	$(904)	$1,324	$5,969	$5,790	$6,544	$5,078	$5,261

Reconciliation of corporate adjusted EBITDA:
Net income (loss)(*)	$3,427	$(17,014)	$(10,851)	$(41,128)	$(14,643)	$(14,709)	$(14,135)
Adjustments to net income (loss):
Interest expense	11,751	17,368	21,138	17,891	19,761	14,354	17,808
Provision (credit) for income taxes	3,015	(8,394)	(4,814)	23,844	(5,348)	(28)	—
Amortization of intangibles and deferred charges	—	644	1,636	1,975	1,715	1,324	1,173
Change in fair value of interest rate swaps	—	5,340	733	(3,908)	(4,238)	(3,313)	(2,199)
Loss on early extinguishment of debt	—	—	8,990	—	—	—	—
Gain on sale of WLFI-TV, Inc.	(22,339)	—	—	—	—	—	—
Gain on sale of Monroe Cablevision	—	—	(21,141)	—	—	—	—
Gain on life insurance proceeds	—	—	—	—	—	—	(2,858)

Corporate adjusted EBITDA (unaudited)	$(4,146)	$(2,056)	$(4,309)	$(1,326)	$(2,753)	$(2,373)	$(212)

(*)	The individual businesses’ income (loss) does not include corporate and administrative expenses, which are included in corporate income (loss).
(footnotes continue on following page)

						Nine months ended
	Year ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands)
Reconciliation of adjusted EBITDA:
Net income (loss)	$12,780	$(17,857)	$2,540	$(40,572)	$(6,770)	$(10,754)	$(15,687)
Adjustments to net income (loss):
Interest expense	14,175	19,486	22,952	19,633	19,969	14,519	17,926
Provision (credit) for income taxes	9,176	(7,132)	2,728	27,151	(54)	410	85
Depreciation	38,865	44,601	44,753	47,715	49,389	36,788	39,996
Amortization of intangibles and deferred charges	3,478	4,422	3,011	3,084	2,828	2,159	1,776
Amortization of broadcast rights	6,319	6,510	7,138	7,020	6,234	4,725	4,554
Film payments	(5,885)	(5,117)	(5,744)	(6,933)	(6,323)	(4,810)	(4,931)
(Gain) loss on disposal of assets	304	23	(300)	2,178	3,486	1,908	974
Change in fair value of interest rate swaps	—	5,340	733	(3,908)	(4,238)	(3,313)	(2,199)
Loss on early extinguishment of debt	—	—	8,990	—	—	—	—
Gain on sale of WLFI-TV, Inc.	(22,339)	—	—	—	—	—	—
Gain on sale of Monroe Cablevision	—	—	(21,141)	—	—	—	—
Loss on impairment of intangible, net of minority interest	—	—	—	5,613	—	—	—
Gain on life insurance proceeds	—	—	—	—	—	—	(2,858)
Loss on disposal of discontinued operations	—	—	—	569	—	—	—

Adjusted EBITDA (unaudited)	$56,873	$50,276	$65,660	$61,551	$64,520	$41,631	$39,634

(8)	Represents the number of living units, such as single residence homes, apartments and condominiums, passed by the cable television distribution network.

(9)	Represents subscribers to the named service as a percentage of homes passed.

(10)	Represents subscribers to the named service as a percentage of basic video customers.

(11)	Represents the sum total of all basic video, digital video, high-speed data and residential telephony subscribers, excluding additional outlets.

(12)	Represents average monthly revenues for the period divided by the average number of basic video customers throughout the period.

(13)	Circulation numbers are based on the average paid circulation for the twelve months ended March 31 of each year for the Pittsburgh Post-Gazette and on the average paid circulation for the twelve months ended September 30 of each year for The Blade. The circulation data for the periods ended March 31 and September 30, 2000, 2001, 2002, 2003 and 2004 are based on average paid circulation as set forth in the ABC Audit Report for such period. The circulation data for the periods ended March 31 and September 30, 2005 are calculated in accordance with the ABC rules and regulations; however, due to the availability and timing of the ABC audits, these numbers have not been verified in a formal audit received from ABC.

****

BUSINESS
Our Company
      We are a privately held diversified media company with operations in cable television, telecommunications, newspaper publishing and television broadcasting.

•	We operate a state-of-the-art cable system, Buckeye CableSystem, which passed approximately 264,200 homes and served approximately 144,900 customers as of September 30, 2005. Our cable system, serving the greater Toledo, Ohio metropolitan area and the Sandusky, Ohio area, is 100% rebuilt to 870 MHz hybrid fiber coaxial (HFC) and is two-way interactive, enabling us to offer advanced services such as digital cable, high-speed cable modem Internet access (which we refer to as high-speed data), high-definition television, video on demand (VOD) and residential telephony. Our Toledo system is one of the largest privately owned metropolitan cable systems in the United States.

•	We own and operate a facilities-based telecommunications business, Buckeye TeleSystem, that serves mid- to large-size commercial customers. Buckeye TeleSystem leverages the infrastructure of our cable operations to serve customers in northwest Ohio and southeast Michigan.

•	We publish two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo, each of which is the dominant publication in its market. The combined daily and Sunday average paid circulation of our two newspapers is approximately 373,700 and 578,300, respectively.

•	We own and operate four television stations: two in Louisville, Kentucky, and one each in Boise, Idaho and Lima, Ohio. We are also a two-thirds owner of a television station in Decatur, Illinois.
      We generated revenues and adjusted EBITDA of $439.1 million and $62.5 million, respectively, in the twelve months ended September 30, 2005.
      The Block family owns all of our capital stock and has been in the media business for over 100 years. In 1926, the Block family acquired the first of the Company’s current holdings, The Blade, which was first published in 1835. We expanded our portfolio of newspapers in 1927 when we became the publisher of the Pittsburgh Post-Gazette. In 1965, we were awarded a franchise in Toledo to develop our cable system, which is one of the oldest continuously owned metropolitan cable systems in the United States. In 1972, we acquired the first of our current television broadcasting stations when we purchased WLIO in Lima. We have an experienced management team, whose members have an average of over 22 years in the media industry.
      We are focused on improving the competitive position of our media properties, as well as maximizing synergies between our cable television and newspaper publishing segments. In particular, we seek to capitalize upon our dominance of the cable and newspaper businesses in Toledo — a unique cross-ownership position for an urban market. We make extensive use of our newspaper and cable system to cross-promote our businesses at very low incremental costs. We can also offer advertisers multiple-media advertising strategies including newspaper, cable and the Internet. The knowledge of our customers and markets gained from our various businesses enables us to identify our customers’ needs and tailor solutions to meet their business objectives.
Cable Television
      Our Buckeye CableSystem provides cable television service to the greater Toledo metropolitan area and the Sandusky, Ohio area (Erie County). In 2002 and 2004, we completed the rebuild of our cable system in Toledo and Erie County, respectively. As a result, one hundred percent of our cable system is a 870 MHz HFC two-way interactive system. The rebuild increased the technological quality and capacity of our system, allowing us to provide all of our customers with advanced cable services that we believe will help us maintain our dominant position in the markets we serve. These services include up to 305 analog and digital video and digital music channels, high-speed data, high-definition digital television, VOD service and digital video recording. In 2005, we began to offer our Buckeye TEL residential telephony service. Buckeye

CableSystem provides its customers two exclusive local programming channels, WB TV5 and Buckeye Cable Sports Network (BCSN). Our cable television operations generated revenues and adjusted EBITDA of $126.2 million and $46.1 million, respectively, in the twelve months ended September 30, 2005.
      As of September 30, 2005, we had approximately 255,200 revenue generating units. These included approximately 144,900 basic video customers, approximately 55,000 digital video customers, approximately 48,400 high-speed data customers and approximately 7,000 residential telephony customers. This has contributed to our increase in average monthly revenue per basic subscriber from $67.42 for the nine months ended September 30, 2004 to $72.59 for the nine months ended September 30, 2005.

Cable Television Business Strategy
      We are pursuing the following cable television strategies:
      Operate a Highly Advanced and Efficient Cable System. We invested approximately $103.9 million to rebuild 100% of our cable system to 870 MHz. A fiber interconnection between the Toledo and Erie County portions of our system enables us to serve 100% of our subscribers from a single headend. Our rebuilt system allows us to offer higher margin advanced services. The rebuild also increased channel capacity, which can be further expanded by recapturing some of our analog channels and converting them to digital channels. We expect that a significant amount of our future capital expenditures will be driven by revenue growth opportunities and the deployment of new services.
      In addition to replacing coaxial cables with fiber optics from the headend to the node, we also substantially rebuilt the coaxial portion of our system from the nodes to the home connections. In addition to the increased bandwidth, our completely rebuilt system offers the benefits of lower maintenance, improved signal quality and increased flexibility in the future. While our cable system is currently configured to service 500 homes per fiber node in metropolitan Toledo and 1,000 homes per fiber node in Erie County, as demand warrants our system can easily be reconfigured to provide increased bandwidth per home by dividing the system to an average of 125 homes per fiber node in metropolitan Toledo and 250 homes per fiber node in Erie County. This system flexibility allows us to provide new and advanced services, which require higher bandwidth, without sacrificing our system performance or reliability.
      Continue Roll-out of Advanced Services. Our investment in our state-of-the-art cable system combined with our significant marketing power enables us successfully to roll out advanced services and further increase our revenue per subscriber. We had approximately 55,000 digital video customers as of September 30, 2005, a growth of nearly 6,300 customers, or 13%, since September 30, 2004. We had approximately 48,400 high-speed data customers as of September 30, 2005, a growth of nearly 12,800 customers, or 36%, since September 30, 2004. In addition, we offer high-definition digital television service, and we launched VOD, subscription VOD and digital video recording service in 2004. In the first quarter of 2005, we began to offer residential telephony. The capability to offer video, data and telephone services increases our ability to offer combined service packages, which both increase acceptance of higher revenue services and promote customer loyalty. We are also exploring providing a wireless telephony offering to our customers.
      Capitalize on Our Common Ownership of Buckeye TeleSystem and Buckeye CableSystem. Our ability to offer our cable customers residential telephony is enhanced by the capabilities of Buckeye TeleSystem, our CLEC, which provides communications services to commercial customers in northwest Ohio. Our common ownership of the cable system and Buckeye TeleSystem enables us to perform certain functions, such as management of the interconnection with other carriers and regulatory compliance and management, in-house on a cost effective basis rather than outsourcing these functions to a third party. This enables us to capture more of the revenue per residential telephony subscriber and gives us a cost advantage for future competitiveness.
      Maintain Superior Customer Satisfaction. Our Service TV® brand embodies our total commitment to providing superior cable television service, which has resulted in high levels of customer satisfaction and retention. We strive to provide exceptional programming and signal quality, and we continuously monitor our fiber nodes and power supplies to maintain a highly reliable cable system through our Network Operations Center, which is staffed 24 hours per day, 7 days per week. We also operate a call center with customer relations representatives available around the clock, maintain convenient customer service locations and offer next day, two-hour appointment windows for installation or in-home repairs. We believe our unique and superior customer service, along with our state-of-the-art cable system, provides a significant advantage over direct broadcast satellite (DBS) operators.
      Offer Local Cable Exclusive Programming. Since 1989, we have provided our customers in the Toledo market with a locally programmed channel, TV5, which is available only to our subscribers. In 1995, TV5 became the exclusive market affiliate for the WB Network, the first cable channel in the country to be so designated.
      In January 2004, we launched in our Toledo market BCSN, a 24-hour per day, locally produced channel for local sports. BCSN covers men’s and women’s high-school, college, professional and amateur sports, mainly from the northwest Ohio area, on a live and tape-delayed basis. BCSN offers 165 hours of original programming weekly and is also one of the most-watched free VOD offerings on our system. We believe these locally controlled and programmed channels offer a competitive advantage over DBS operators.
      Maximize Cross-Ownership Marketing Opportunities. Buckeye CableSystem benefits from our dominant position as a multi-media provider in the greater Toledo metropolitan area. We believe we are the only metropolitan cable operator in the United States with cross-ownership of the primary newspaper in its market. The Blade provides fill-in advertising space to market our cable services and to promote our brand awareness at a very low incremental cost. We also advertise our services on BCSN and 40 other cable channels — over 10,000 spots per month in 2004 — providing us an additional low-cost advertising source. We use these marketing resources to promote existing services, enhance the introduction and roll-out of new services, and build a strong competitive barrier.

Cable Television Services
      We offer our customers traditional cable television services and programming as well as new and advanced services. Our advanced services consist of digital cable service, high-speed data and high-definition digital television, VOD, subscription VOD, digital video recording and residential telephony. We plan to continue to enhance these services by adding new programming and other advanced services as they are developed, as well as by expanding our VOD and subscription VOD products.

Core Cable Television Services
      Our basic channel line-up and additional channel offerings for each market are designed according to demographics, programming preferences, channel capacity, competition and price sensitivity. Our core cable television service offerings include the following:
      Limited Basic Service. Our limited basic service includes, for a monthly fee, local broadcast channels, including network and independent stations, limited satellite-delivered programming, local public, government, and leased access channels. In addition, in our Toledo market we offer BCSN and WB TV5 as part of our limited basic service.
      Expanded Basic Service. Our expanded basic service includes, for an additional monthly fee, various satellite-delivered networks such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT.
      Premium Service. Our premium services are satellite-delivered channels consisting principally of feature films, original programming, live sports events, concerts and other special entertainment features, usually presented without commercial interruption. HBO, Cinemax, Showtime, The Movie Channel and STARZ are typical examples. Such premium programming services are offered both on a per-service basis and as part of premium service packages designed to enhance customer value.

      The significant expansion of bandwidth capacity resulting from the rebuild of our system allows us to expand the use of multichannel packaging strategies for marketing and promoting premium and niche programming services.
      Pay-Per-View Service. Our pay-per-view services allow customers to pay to view a single showing of a feature film, live sporting event, concert or other special event, on an unedited, commercial-free basis.

Advanced Analog Services
      In our Toledo market, we offer advanced analog cable services to customers who do not subscribe to the higher priced digital cable service. This service utilizes a converter box that is substantially less expensive than a digital converter box. Our advanced analog services include:

•	up to 89 analog video channels, including nine multiplexed premium channels and six pay-per-view channels;

•	a new product tier consisting of six basic-type video channels and 32 digital music channels; and

•	an interactive on-screen program guide to help customers navigate the program choices and receive information about our programming.

Digital Cable Services
      Digital cable services are available to 100% of our subscribers. Digital video technology offers significant advantages. Most importantly, this technology allows us to greatly increase our channel offerings through the use of compression, which converts one analog channel into six to 12 digital channels. The implementation of digital technology has significantly enhanced and expanded the video and other service offerings we provide to our customers.
      Customers in our Toledo market currently have available digital cable programming services that include:

•	69 analog video channels;

•	up to 69 bundled digital basic channels;

•	up to 49 multiplexed premium channels;

•	up to 54 pay-per-view movie and sports channels;

•	up to 47 digital music channels;

•	up to 17 high-definition digital television channels;

•	VOD service, which allows customers to purchase movies, programs or special events, or view for no additional charge programs on demand with the ability to fast forward, pause and rewind a program at will; local programming content from our BCSN local sports channel and local broadcast channels’ newscasts are also available at no charge to digital customers;

•	Subscription VOD service, which allows for the purchase of monthly programming packages with the ability to view those programs on demand with the ability to fast forward, pause and rewind a program at will;

•	Digital video recorders, which allow customers to pause, rewind and “catch-up” to live television, as well as provide for easy one-touch recording without the use of video cassette tapes; and

•	an interactive on-screen program guide to help customers navigate the program choices and receive information about our programming.

Cable Service Pricing
      Our cable revenues are derived primarily from the monthly fees our customers pay for cable services. Our rates vary by the market served and by the type of service selected and are usually adjusted annually. As of December 31, 2004, our monthly fees for expanded basic cable service were $39.99 for Toledo and $39.15 for Erie County. Effective February 1, 2005, we increased our average monthly fees for expanded basic service to $41.99 for Toledo and $41.40 for Erie County. A one-time installation fee is charged to new customers, but may be waived during certain promotions. We believe our rate practices are in accordance with the FCC guidelines and are consistent with industry practice.
      Our service offerings vary by market. The current monthly price ranges for our cable services on a stand-alone basis are as follows:

Service:	Price Range

Limited basic cable service	$10.95 - $12.15
Expanded basic cable service	$41.40 - $41.99
Premium services	$10.50 - $14.95
Pay-Per-View (per event)	$ 3.95 - $49.95
Digital cable packages	$49.94 - $91.99
High-definition programming tier	$10.95
      We also offer packages of cable services at discounts from the stand-alone rates for each individual service.

High-Speed Data
      Our broadband cable networks enable data to be transmitted up to 90 times faster than traditional telephone modem technologies. This high-speed capability allows cable modem customers to receive and transmit large files from the Internet in a fraction of the time required when using the traditional telephone modem. It also allows much quicker response times when surfing the Internet, providing a richer experience for the customer. In addition, the two-way cable modem service offered by our system eliminates the need for a telephone line for Internet service, is always activated, and does not require a customer to dial into the Internet service provider and await authorization.
      Our high-speed data service is available to 100% of our customers. We offer four tiers of service that provide different speeds and features to meet the needs of any customer desiring Internet service:

Current Price per
Month for Cable
Bandwidth:	Subscribers (1)

96 Kbps	$19.99
1.5 Mbps	$29.99
5.0 Mbps	$44.99
8.0 Mbps	$69.99

(1)	Per month prices for non-cable subscribers are $10 higher than the amounts shown.

Residential Telephony
      In the first quarter of 2005, we began offering residential telephony service utilizing Internet protocol (IP) technology from the customer’s premises to our headend. At the headend, the call is connected to the public switched telephone network for transport to the called party. As of September 30, 2005, we had 6,956 residential telephony customers.

      Service packages offered include:

Current Price per
Month for Cable
or Data
Service Level:	Subscribers (1)

Unlimited local and domestic long-distance	$39.95
Unlimited local and 150 minutes per month long-distance	$29.95
Unlimited local only (2)	$13.75

(1)	Per month prices for customers not also subscribing to cable or data are higher than the amounts shown.

(2)	Customers pay a per minute charge for long distance or use their own long-distance provider.
     In addition to our state-of-the-art cable system, our ability to offer residential telephony is enhanced by the capabilities of Buckeye TeleSystem, our CLEC which provides business communications services to commercial customers in northwest Ohio. Our common ownership of the cable system and Buckeye TeleSystem enables us to perform certain functions, such as management of the interconnection with other carriers and regulatory compliance and management, in-house on a cost effective basis rather than outsourcing these services to a third party. This enables us to capture more of the revenue per residential telephony subscriber and gives us a cost advantage for future competitiveness.

Advertising
      We receive revenue from the sale of local advertising on satellite-delivered channels such as CNN, MTV, USA Network, ESPN, Lifetime, Nickelodeon and TNT. We also sell advertising on our local channels, WB TV5 and BCSN. Six of the channels on which we insert advertising are zoned, which allows for more targeted advertising to reach three specific targeted geographic areas. We have an in-house production facility and a sales force covering our markets. Advertising sales accounted for 7.4% and 6.7% of our combined cable revenue for the year ended December 31, 2004 and the nine months ended September 30, 2005.

Future Services
      Interactive Services. Our rebuilt cable system has the capacity to deliver various interactive television services not currently provided, such as the following:

•	Interactive viewing services enabled by middleware vendors such as Open TV and ICTV that provide viewers options such as various camera angles on sports broadcasts, access to ancillary programming, access to customer account information on the television, and the ability to play interactive games individually or against other subscribers.

•	“Walled garden” Internet access that provides restricted Internet access to sites created for television delivery that may feature local weather, news, or community events.

•	Tailored advertising that could allow cable networks to transmit advertisements tailored to several target audiences simultaneously during a single program transmission.

•	Enhanced programming information, interactive advertising and impulse sales enabled by application providers such as SeaChange and Gemstar that allow subscribers to click on-screen icons for ancillary program information and e-commerce transactions.
      Wireless Services. We are exploring the possibility of providing wireless telephony services to our customers over our cable system in partnership with traditional wireless companies. The wireless services would allow our customers to use wireless broadband-enabled mobile phones to access our cable system wirelessly in order make telephone calls, send small text messages or access additional services that traditionally have been provided by wireless phone companies. The mobile phone would switch between our cable system and traditional wireless networks based on the availability of service. Our wireless services would enable our customers to reduce their wireless communication costs while having access to advanced mobile phone services.

Cable System
      The following table sets forth selected financial, operating and technical information regarding our cable system:

	Metro Toledo	Erie County	Totals

Financial Data:
Revenue (in thousands)
Year ended December 31, 2004	$108,791	$12,425	$121,216
Nine months ended September 30, 2005	$84,647	$10,479	$95,126
Average monthly revenue per basic subscriber (1):
Year ended December 31, 2004	$69.80	$57.20	$68.26
Nine months ended September 30, 2005	$73.77	$64.31	$72.59
Cable Operating Data (as of September 30, 2005):
Homes passed (2)	233,819	30,354	264,173
Basic:
Basic video customers	126,492	18,418	144,910
Basic video penetration (3)	54.1%	60.7%	54.9%
Digital:
Digital video customers	50,267	4,698	54,965
Digital video penetration (4)	39.7%	25.5%	37.9%
High-Speed Data:
High-speed data customers	44,113	4,274	48,387
High-speed data penetration (3)	18.9%	14.1%	18.3%
Residential Telephony:
Residential telephony customers	6,319	637	6,956
Residential telephony penetration (3)	2.7%	2.1%	2.6%
Cable Network Data:
Miles of plant — coax	2,334	372	2,706
Miles of plant — fiber (5)	1,436	212	1,648
Density (6)	100	82	98
Plant bandwidth — 870 MHz (7)	100.0%	100.0%	100.0%

(1)	Represents average monthly revenues for the period divided by the average number of basic subscribers throughout the period.

(2)	Represents the number of living units, such as single residence homes, apartments and condominiums, passed by the cable television distribution network in the named cable system service area.

(3)	Represents subscribers to the named service as a percentage of homes passed.

(4)	Represents subscribers to the named service as a percentage of basic video customers.

(5)	Fiber plant serves cable hubs and nodes as well as commercial telecommunications customers served by Buckeye TeleSystem.

(6)	Density represents homes passed divided by miles of coaxial plant.

(7)	Plant bandwidth represents the percentage of customers within the system served by the indicated plant bandwidth.

Markets Served
      Greater Toledo Metropolitan Area. As of September 30, 2005, our cable system passed approximately 233,800 homes and served approximately 126,500 basic subscribers in the greater Toledo metropolitan area. The 26 franchises served in this market have a combined population of approximately 554,000. With a population of 659,000, the three-county Toledo Metropolitan Statistical Area is the 71st largest MSA in the country. Toledo’s major non-governmental employers include ProMedica Health Systems, Mercy Health Partners, Daimler-Chrysler, Bowling Green State University, The University of Toledo, General Motors and the Medical University of Ohio. Other significant Toledo-based companies include Dana Corporation, Owens-Illinois and Pilkington Glass.

      Sandusky, Ohio. As of September 30, 2005, the Erie County portion of our cable system passed approximately 30,400 homes and served approximately 18,400 basic subscribers. The 11 franchises served in Erie County have a combined population of approximately 79,500. Sandusky’s major non-governmental employers include Cedar Fair/ Cedar Point, Delphi Automotive System, Visteon Automotive Systems, Lear Automotive, Tenneco and Firelands Community Hospital.

System Design
      The architecture of Toledo’s 870 MHz HFC system consists of approximately 2,300 miles of coaxial cable and 1,400 miles of fiber optic cable, passing approximately 233,800 households and serving approximately 126,500 customers. The system includes a single headend. The new headend was completed at the beginning of 1997 to coincide with the beginning of the system rebuild. Thirteen hubs located throughout the greater Toledo metropolitan area are connected by redundant fiber-optic cable rings back to the master headend, thereby reducing the frequency and size of service outages. From each of these 13 hubs, fiber-optic cable extends to nodes, each serving on average 500 homes. Coaxial cable connects the node to each customer’s home or building. The rebuild of our system included the replacement of these coaxial cable connections to lower maintenance costs and improve signal quality.
      The system was also designed to provide a clean migration path to future system needs by allowing additional spectrum to be allocated to interactive services as conditions require. The system provides for 12 strands of fiber to each node with two strands activated and 10 strands reserved for future services. Moreover, the 500-home fiber nodes can easily be divided to an average of 125 homes per fiber node when bandwidth demand warrants. As more individualized services are offered, this additional bandwidth will reduce the need for future construction and will provide greater flexibility in our provision of services to our customers.
      The rebuilt system currently offers 89 analog video channels on our advanced analog service and approximately 305 analog and digital video and digital music channels on our digital cable service, including 15 high-definition digital channels. Additional channels are allocated to support VOD sessions. The system offers the ability to significantly increase channel capacity by recapturing some of the analog channels and converting them to digital channels.
      We monitor all of the fiber nodes and power supplies in Toledo’s cable system 24 hours per day, seven days per week, providing reliable service and high customer satisfaction. The cost of this monitoring is shared by our cable and commercial telecommunications operations. In addition, we have a supporting power system that was built to provide battery backup for four to six hours in the event of a local power outage. For more extended power outages, generators can be used to provide power indefinitely. This is critical as “always on” services such as cable modems and other two-way telecommunications services become more prevalent. The supporting power system is also essential to meet the competition from traditional analog telephone services, which are not directly subject to outages caused by commercial power failures.
      Our system in the Erie County market is an 870 MHz two-way interactive system. The system uses fiber-optic cable to extend to nodes, each designed to serve 1,000 homes per node. Coaxial cable connects the node to each customer’s home or building. As in Toledo, the rebuild of the Erie County portion of our system included the replacement of these coaxial cable connections. The Erie County system receives programming and services through the Toledo headend, via a fiber interconnect, thereby reducing operating costs.

Sales and Marketing
      We market our cable services through the use of our dominant advertising resources in the greater Toledo metropolitan area. Because of our advertising strength, most of our cable television service sales in this market result from customer and potential customer inquiries. We invest a significant amount of time, effort and financial resources in the training and evaluation of our marketing professionals and customer relations representatives. Our customer sales representatives use their frequent contact with our customers as opportunities to sell our new services. As a result, we can accelerate the introduction of new services to our customers and achieve high success rates in attracting and retaining customers. We also have our own telemarketing staff for outbound sales calls and a door-to-door sales team utilizing in-house and outsourced personnel. In Erie County, we market our cable services through use of our advertising availability rights on our cable channels for spot advertising, as well as through bill inserts, direct mail and radio and print media advertising.

Programming
      We believe that providing a large selection of conveniently scheduled programming is an important factor influencing a customer’s decision to subscribe to and retain our cable services. To appeal to both existing and potential customers, we devote considerable resources to obtaining access to a wide range of programming. We determine channel offerings in each of our markets by reviewing market research and examining customer demographics and local programming preferences. We contract with suppliers to obtain programming for our system, payment for which is typically based on a fixed fee per customer per month. These contracts are typically for a fixed period of time and are subject to negotiated renewal. We purchase the majority of our cable programming through the National Cable Television Cooperative (NCTC). This organization aggregates more than 14 million cable subscribers for the purpose of obtaining programming at volume-based discounts. We also purchase programming directly from suppliers who do not have agreements with the NCTC or if we can obtain better terms than through the NCTC.
      Along with the rest of the cable industry, we have felt the impact of increasing programming costs. Programming is our cable system’s largest cash operating expense. Our basic cable programming costs increased by 11.0% and 6.0% in the nine months ended September 30, 2004 and September 30, 2005, respectively. This is primarily due to increasing costs for sports programming, including the programming costs associated with BCSN, and our need for new channels to match satellite competition. Because of our size, we are unable to negotiate the more favorable rates that are granted to large national multiple system operators.
      In 1989, we launched in our Toledo market TV5, a locally programmed channel that is run in the same manner as a broadcast station — obtaining its own programming through syndicators, arranging for coverage of local and regional sports contests and doing its own independent marketing. TV5 was conceived to provide us with a competitive advantage should an overbuilder become active in our Toledo service area. In 1995, TV5 became the exclusive market affiliate for the WB network, the first cable channel in the country to be so designated. Its popularity continues to increase. We have contracted to provide WB TV5 to cable operators in other cities in the Toledo DMA, which adds to its popularity and provides more viewers for advertising.
      We also operate a Community Channel in the Toledo market on which locally produced programming is shown free of charge if it is deemed of sufficient interest. In addition to programming provided by outsiders, Buckeye provides live coverage of Toledo City Council meetings. We have also offered to cablecast a select number of council and trustees meetings from other franchise areas.
      In January 2004, the Toledo system launched BCSN, a 24-hour per day, locally-produced channel for local sports. BCSN covers men’s and women’s high school, college, professional and amateur sports, mainly from the northwest Ohio area, on a live and tape delayed basis. BCSN offers 165 hours of original programming weekly and is also the most-watched free VOD offering on our system. We believe local programming such as BCSN offers a competitive advantage over DBS operators.

Franchises
      Cable television systems are constructed and operated under fixed-term, non-exclusive franchises or other types of operating permits granted by local governmental authorities. Franchises typically contain many conditions, such as:

•	time limitations on commencement and completion of system construction;

•	conditions of service, including mix of programming required to meet the needs and interests of the community;

•	the provision of free service to schools and certain other public institutions;

•	the maintenance of insurance and indemnity bonds; and

•	the payment of fees to communities.
      Certain provisions of these local franchises are subject to limits imposed by federal law.
      We hold a total of 37 franchises. These franchises require the payment of fees to the issuing authorities ranging from 3% to 5% of gross revenues (as defined by each franchise agreement) from the related cable system. The Cable Communications Policy Act of 1984 (1984 Cable Act) prohibits franchising authorities from imposing annual franchise fees in excess of 5% of gross annual revenues and permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances that render performance commercially impracticable.
      We have 26 franchises in the Toledo market, most of which have 20 year terms, and 99% of our Toledo market subscribers are covered under agreements that expire after 2016. We have a total of 11 franchises in the Erie County market and 98% of our subscribers in this market are covered under agreements with expiration dates in 2011 or thereafter.
      The 1984 Cable Act and the Cable Television Consumer Protection and Competition Act of 1992 (1992 Cable Act) provide, among other things, for an orderly franchise renewal process, which limits a franchising authority’s ability to deny a franchise renewal if the incumbent operator follows prescribed renewal procedures. In addition, the 1984 and 1992 Cable Acts establish comprehensive renewal procedures, which require, when properly elected by an operator, that an incumbent franchisee’s renewal application be assessed on its own merits and not as part of a comparative process with competing applications. Upon a franchise renewal request, however, a franchise authority may seek to add new and more onerous requirements upon the cable operator, such as significant upgrades in facilities and services or increased franchise fees, as a condition of renewal. We believe that our relationships with local franchise authorities are excellent.

Competition — Cable Television Services
      Cable television systems face competition from alternative methods of distributing video programming and from other sources of news, information and entertainment. These include DBS, off-air broadcast television, and other multi-channel video program distributors, as well as newspapers, movie theaters, live sporting events, interactive online computer services and home video products, including VCRs and DVDs. The extent to which a cable television system is competitive depends, in part, upon that system’s ability to provide, at a reasonable price to customers, a greater variety of programming and other communications services than those available off-air or through alternative delivery sources and upon superior technical performance and customer service.
      Direct Broadcast Satellites. The fastest growing method of satellite distribution is by high-powered direct broadcast satellites (DBS) utilizing video compression technology, which provides programming comparable to our digital cable service. DBS service can be received virtually anywhere in the United States through small rooftop or side-mounted dish antennae that are generally not subject to local restrictions on location and use. DBS systems offer multi-channel video programming packages which are similar to our packages of video services.
      DBS service is being heavily marketed on a nationwide basis by DirecTV and EchoStar. Both of these providers offer service, including local broadcast channels, in the Toledo and Erie County markets, and have entered into national agreements with incumbent local exchange carriers, SBC and Verizon, to begin reselling their services. Since 2003, DBS providers have promoted their services in our markets through aggressive pricing and through promotions offering such inducements as free installation, free satellite receiving equipment and free premium channels. Surveys indicate that we have lost some customers as a result of this aggressively priced DBS competition.
      We believe that we have a number of advantages in competing with DBS. These include our locally produced programming, the high level of customer service we are able to provide and our ability to combine our cable offerings with services, such as residential telephone service, VOD and two-way interactive services, which DBS operators are unable to provide.
      Over-the-Air Broadcast Television. Viewers who do not wish to pay for television programming have the option of receiving broadcast signals directly from local television broadcasting stations. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by the cable system. Viewers in our Toledo service area are able to receive over-the-air signals of varying quality from up to 13 broadcast stations, and viewers in our Erie County service area are able to receive such signals from up to 16 broadcast stations. At this time the impact of digital over-the-air broadcasting on these viewers is uncertain.
      Competing Franchises. Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. Franchising authorities may not unreasonably deny requests for additional franchises and may operate cable television systems themselves. Well-financed businesses from outside the cable television industry (such as the public utilities that own the poles to which cable is attached) may become competitors for franchises or providers of competing services that may or may not require franchises. In the Toledo market, we face cable competition from Adelphia where the two systems have overbuilt plant. As of September 30, 2005, approximately 9% of the homes passed by our cable system were overbuilt. We believe that the capital costs of matching our rebuilt system, together with our advertising dominance, exclusive locally produced sports channel (BCSN), and our customer service reputation, pose a formidable competitive barrier. We do not currently face competition from competing cable operators in our Erie County market.
      Satellite Master Antenna Television Systems (SMATV). Cable television operators also face competition from private satellite master antenna television systems that serve condominiums, apartment and office complexes and private residential developments. As long as they do not use public rights-of-way, satellite master antenna television systems can interconnect non-commonly owned buildings without having to comply with many of the local, state and federal regulations that are imposed on cable television systems. There are a few SMATV systems in the Toledo area serving apartments and mobile home parks. We are not aware of any SMATV operators in our Erie County service area.
      Local Multipoint Distribution Service (LMDS). Local multipoint distribution service, a newer wireless service, could be used to deliver over 100 channels of programming directly to consumers’ homes in the future. It also could be used for other purposes, so it is uncertain whether this service will be used to compete with franchised cable television systems.
      Multichannel Multipoint Distribution Systems (MMDS). Multichannel multipoint distribution systems use microwave frequencies to transmit video programming over the air to customers. MMDS distributes many of the same programming services as cable television systems, and digital compression technology is likely to increase significantly the channel capacity of these systems. However, like LMDS, MMDS spectrum can be used for other purposes, such as wireless broadband Internet access, and its potential competitive impact at this time is unclear.
      Local Exchange Carriers. The 1996 Telecommunications Act allows local exchange carriers and others to compete with cable television systems and other video services in their telephone service territory, subject to certain regulatory requirements. Unlike cable television systems, under certain circumstances local exchange carriers arguably are not required to obtain local franchises to deliver video services and not subject to certain obligations imposed under such franchises. Local exchange carriers use a variety of distribution methods, including both broadband wire facilities and wireless transmission facilities within and outside of their telephone service areas. Local exchange carriers and other telephone companies have an existing relationship with the households in their service areas and have substantial financial resources.
      Other New Technologies. Other new technologies, including video programming received via broadband Internet connections and mobile video streaming planned by wireless carriers may compete with cable television systems. Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environments, are constantly occurring. We are not, therefore, able to predict the effect that current or future developments might have on the cable industry or on our operations. See “Forward-Looking Statements.”
      In addition, some local exchange carriers are extending fiber optic cable connections to individual residences and commercial buildings in order to provide advanced voice, data and video services to customers. Local exchange carriers are advocating before state legislatures and the U.S. Congress that their delivery of digital video programming services over high-speed data connections should not be subject to franchise requirements. These same companies may advocate for state or nationwide franchise authorization for telephone companies to provide cable television services, instead of being required to obtain multiple local franchises. While unclear, it is possible that federal or state action may reduce franchise burdens for cable operators as well as for local exchange carriers.
Competition — High-Speed Data
      We first began to offer broadband Internet access in mid-1999. As of September 30, 2005, we had approximately 48,400 high-speed data subscribers, primarily in the Toledo area. Competition for high-speed data services in our markets includes DSL services provided by or through local telephone exchange carriers and wireless high-speed data services provided by wireless communications companies, including DBS providers. DSL technology provides Internet access to subscribers over conventional telephone lines at data transmission speeds comparable to those of cable modems, putting it in direct competition with cable modem service.
      Numerous companies, including telephone companies, have introduced DSL service, and certain telephone companies are seeking to provide high-speed data services, including interactive online services, without regard to present service boundaries and other regulatory restrictions. DSL and wireless high-speed data services are offered in some portions of our service area. We are unable to predict the likelihood of success of these competing high-speed data services. However, we believe that our technology, local customer service reputation and ability to package bundled video, high-speed data and telephony services will provide us with competitive advantages.
      Our high-speed data services also compete for customers with traditional slower-speed dial-up Internet service providers, commonly known as ISPs. Traditional dial-up ISP services have the advantages of lower price, earlier market entry, and in some cases, nationwide marketing and proprietary content. We believe that over time the rapid development of rich broadband content will persuade more and more customers of the advantages of a broadband connection.
Other Communications

Buckeye TeleSystem
      Our other communications segment includes a facilities-based telecommunications business, Buckeye TeleSystem. Buckeye TeleSystem is a CLEC which provides commercial telecommunications in northwest Ohio and southeast Michigan. Buckeye TeleSystem generated revenues and adjusted EBITDA of $17.6 million and $6.3 million, respectively, for the twelve months ended September 30, 2005. As of September 30, 2005, Buckeye TeleSystem had 952 commercial customers.
      Our business telecommunications system offers services ranging from business voice lines to high bandwidth data lines. We traditionally have provided business telecommunications services to mid- to large-size commercial customers, with our top 10 commercial telecommunications customers currently each generating revenues of over $17,000 per month. Beginning in May 2005, we launched our MaxPipe initiative to also attract small business customers, which typically require three to eight telephone lines. As of September 30, 2005, we had 176 MaxPipe customers.
      Our business telecommunications services primarily are provided using the facilities of our cable system. For larger customers, such as Bowling Green University, or groups of mid-sized customers, we provide services outside of the footprint of our cable system. In such cases, we enter into multi-year contracts which allow us to recapture over the life of the contract the capital expenditures required to provide services outside our cable system footprint.

Corporate Protection Services
      Corporate Protection Services (CPS) designs, installs and monitors residential security systems, primarily in the metropolitan Toledo area. We are exploring the opportunity to bundle these home security monitoring services as part of our Buckeye CableSystem service offerings. For the twelve months ended September 30, 2005, CPS generated revenues and adjusted EBITDA of $2.6 million and $490,000, respectively.
Newspaper Publishing
      Our two daily metropolitan newspapers, the Pittsburgh Post-Gazette and The Blade, are the dominant newspapers in their respective markets. Our newspapers have a combined daily and Sunday average paid circulation of approximately 373,700 and 578,300, respectively. We believe the leading positions of our newspapers result from our long standing presence, our commitment to high standards of journalistic excellence and integrity and our emphasis on local news, the local impact of national and international news and service to our communities. Our newspapers have received many national and regional awards for editorial excellence. Our newspaper publishing operations generated revenues and adjusted EBITDA of $254.4 million and $6.1 million, respectively, in the twelve months ended September 30, 2005.

Newspaper Publishing Business Strategy
      We are pursuing the following newspaper publishing strategies:
      Produce High Quality Newspapers Focusing on Local News and Community Service. We believe our reputation for producing high-quality publications is the foundation of our publishing business. We are frequently recognized by our industry for the quality of our journalism. Both newspapers have won numerous awards, including Pulitzer Prizes for Photography awarded to the Post-Gazette in 1992 and 1998 and for Investigative Reporting awarded to The Blade in 2004. We maintain a highly regarded staff of columnists and editors committed to excellence, and we are continuously seeking to improve our publications. Each of our newspapers is a leading local news and information source with strong brand recognition in its market. We believe that maintaining our position as a primary source of local news will continue to provide a powerful platform upon which to serve local communities and local advertisers. We intend to continue to increase brand awareness and market penetration through local marketing partnerships, creative subscriber campaigns, strong customer service and the use of our two interactive online newspaper editions.
      Rationalize Labor Costs. The collective bargaining agreements for the unions representing employees at both of our newspapers expire in 2006. We believe that it is essential that progress in controlling labor costs be made in the upcoming labor negotiations. Our objective in the negotiations will be to achieve industry best practices for labor costs and labor utilization. If we fail to achieve labor cost reductions sufficient to permit us to operate the newspapers profitably on a stand-alone basis, we will consider other alternatives, including but not limited to the possible divestiture of one or both of these businesses.
      Pursue Other Cost Savings Initiatives. To improve cash flow at our newspapers, we continuously review our cost structure. Our newspapers coordinate purchasing requirements and maintain a long-standing relationship with our newsprint supplier. In addition, we reduced the page width from 54 to 50 inches, or to approximately 92.6% of its original size, at The Blade during the third quarter of 2002 and at the Post-Gazette during the fourth quarter of 2004. We believe the completion of these projects reduced our annual newsprint consumption by approximately 7.4%. If the Post-Gazette page width reduction initiative had been completed by January 1, 2004, we estimate that we would have realized savings of approximately $1.6 million in newsprint costs for the year ended December 31, 2004. In 2005, we completed a press and mailroom upgrade at the Post-Gazette that we expect will provide additional operating efficiencies. Future cost reduction initiatives may include changes or reductions in newspaper content no longer of significant interest to our readers in order to reduce newsprint and other costs. For example, in the third quarter of 2005,

The Blade replaced a separately bound 28-page Sunday television insert with expanded TV listings in its daily and Web site editions, resulting in estimated annual cost savings of $500,000.
      Pursue Other Revenue Growth Opportunities. We are continuously evaluating ways to increase publishing revenues. We believe that through the use of zoning (news and advertising directed to a particular local area), research and demographic studies, our marketing programs better meet the unique needs of individual advertisers, thus maximizing advertising revenues. Capitalizing on our high penetration, we also have launched in Toledo a broad market coverage program in which we deliver preprinted advertising inserts to all subscriber and non-subscriber households in areas targeted by the advertiser. We also plan to grow our revenue by expanding our delivery services for third-party publishers and increasing advertising on our Web sites. Our two Web sites, post-gazette.com and toledoblade.com, are the most frequently visited local media sites in their respective markets according to an independent research organization. These two leading sites increase our market presence and provide an additional source of advertising revenue by expanding our classified marketplace and providing new partnership and integrated print and online advertising opportunities for retailers. We are evaluating the possibility of introducing niche advertising publications focused on specific advertising categories, such as automotive and retail classified.

The Pittsburgh Post-Gazette
      Founded in 1786, the Pittsburgh Post-Gazette is the leading newspaper in Pittsburgh and western Pennsylvania based on average paid circulation and has a long history of service and journalistic excellence. The Post-Gazette has a daily average paid circulation of approximately 239,900 and a Sunday average paid circulation of approximately 402,100. As of the dates of the most recent ABC audits, the Post-Gazette had more than twice the circulation of any other newspaper in the Pittsburgh MSA, with penetration of approximately 40% daily and 59% Sunday in the Pittsburgh city zone (Pittsburgh and nearby suburbs). Our dominant market position allows us to capture advertising revenue significantly greater than that of any other newspaper in this market.
      The Post-Gazette is a morning daily and Sunday newspaper covering 16 counties in western Pennsylvania, northern West Virginia and western Maryland, including the greater Pittsburgh metropolitan area. With a population of 2.4 million, the six-county Pittsburgh MSA is the 20th largest MSA in the United States. The population of the 16-county area served by the Post-Gazette is approximately 2.9 million. Pittsburgh’s major non-governmental employers include UPMC Health System, US Airways, West Penn Allegheny Health System, the University of Pittsburgh, PNC Financial Services Group and United States Steel Corporation. Other significant Pittsburgh-based companies include H.J. Heinz Company, PPG Industries, Federated Investors and Alcoa.

      The following table sets forth certain circulation, advertising lineage and operating revenue information for the Post-Gazette for the past three years and for the nine months ended September 30, 2005:

				Nine months
	Year ended December 31,			ended
				September 30,
	2002	2003	2004	2005 (1)

Circulation (2):
Daily (excluding Saturday)	244,969	245,624	243,806	239,891
Sunday	410,879	408,102	406,262	402,140
Advertising lineage (in thousands of inches):
Retail	564	512	462	297
National	139	156	173	104
Classified	646	620	680	506

Total	1,349	1,288	1,315	907
Part run	217	175	213	164

Total inches	1,566	1,463	1,528	1,071

Operating revenues (in thousands):
Third-party advertising	$142,890	$137,354	$142,753	$101,093
Circulation	32,157	31,003	30,450	21,832
Other	1,668	1,574	1,849	1,861

Total revenues	$176,715	$169,931	$175,052	$124,786

(1)	Due to the seasonal nature of advertising, the results for the nine months ended September 30, 2005 are not indicative of the results to be expected for the entire year.

(2)	Circulation numbers are based on the average paid circulation for the twelve months ended March 31 of each year. The circulation data for the periods ended March 31, 2003 and 2004 are based on average paid circulation as set forth in the ABC Audit Report for such period. The circulation data for the period ended March 31, 2005 are calculated in accordance with the ABC rules and regulations; however, due to the availability and timing of the ABC audit, these numbers have not been verified in a formal audit received from ABC.
     The Post-Gazette concentrates on local and regional news of Pittsburgh and western Pennsylvania and has 245 full-time and 34 part-time editors, reporters and photographers on its staff. It draws upon news reporting facilities of the major wire services and, with The Blade, maintains a three-person bureau in Washington, D.C. The Post-Gazette also maintains a news bureau in Harrisburg, Pennsylvania, the state capital, and five local news bureaus in the Pittsburgh metropolitan area.
      The Post-Gazette publishes and prints all of its newspapers at its facilities in downtown Pittsburgh, and then utilizes 16 depots located throughout the greater Pittsburgh area for distribution. Sophisticated computer systems are used for writing, editing, composing and producing the printing plates used in each edition. The Post-Gazette has five letterpress presses with new color flexo units on each press. The flexo units provide state-of-the-art color to the fronts and backs of most sections. Daily inserts are assembled at our downtown facility. Sunday inserts are assembled at a separate plant, five miles from our downtown plant, and transported directly to our distribution centers. A reconfiguration and renovation of our press lines and mailroom was completed in early 2005.
      The Post-Gazette is distributed primarily through independent home delivery carriers and single-copy dealers. Home delivery accounted for approximately 78% of circulation for the daily editions and approximately 61% of circulation for the Sunday edition during 2004. The newsstand price is $0.50 for the daily paper and $1.50 for the Sunday edition. Annual rates for direct payment subscriptions are $156.00 for daily and Sunday, $140.40 for Thursday through Sunday, $85.80 for Sunday only and $91.00 for Monday through Friday.

The Blade
      Founded in 1835, The Blade is the leading newspaper in northwest Ohio based on average paid circulation and has a significant influence on the civic, political, economic and cultural life of its readers and the communities the newspaper serves. The Blade is the oldest continuing business in Toledo and has no significant newspaper competition. The Blade has a daily average paid circulation of approximately 133,800 and a Sunday average paid circulation of approximately 176,200. As of the date of the most recent ABC audit, The Blade had penetration in the Toledo city zone (Toledo and nearby suburbs) of approximately 51% daily and 64% Sunday. This combination of high circulation and penetration is central to our success in attracting advertising and maintaining our dominant share of market revenue.
      The Blade is a morning daily and Sunday newspaper covering 14 counties in northwest Ohio and southeast Michigan, including the greater Toledo metropolitan area. With a population of 659,000, the three-county Toledo MSA is the 71st largest MSA in the United States. The combined population of the 14-county area served by The Blade is approximately 1,280,000. Toledo’s major non-governmental employers include ProMedica Health Systems, Mercy Health Partners, Daimler-Chrysler, Bowling Green State University, The University of Toledo, General Motors and the Medical University of Ohio. Other significant Toledo-based companies include Dana Corporation, Owens-Illinois, HCR ManorCare and Pilkington Glass.
      The following table sets forth certain circulation, advertising lineage and operating revenue information for The Blade for the past three years and the nine months ended September 30, 2005:

				Nine months
	Year ended December 31,			ended
				September 30,
	2002	2003	2004	2005 (1)

Circulation (2):
Daily (excluding Saturday)	140,101	138,976	139,346	133,768
Sunday	190,526	185,781	183,945	176,172
Advertising lineage (in thousands of inches):
Retail	450	396	417	316
National	64	73	81	40
Classified	402	423	451	352

Total inches	916	892	949	708

Operating revenues (in thousands):
Advertising	$66,348	$67,034	$69,161	$49,597
Intercompany advertising	(3,752)	(3,738)	(4,272)	(2,532)
Circulation	17,789	17,918	17,343	12,616
Other	156	189	251	177

Total revenues	$80,541	$81,403	$82,483	$59,858

(1)	Due to the seasonal nature of advertising, the results for the nine months ended September 30, 2005 are not indicative of the results to be expected for the entire year.

(2)	Circulation numbers are based on the average paid circulation for the twelve months ended September 30 of each year. The circulation data for the periods ended September 30, 2003 and 2004 are based on average paid circulation as set forth in the ABC Audit Report for such period. The circulation data for the period ended September 30, 2005 are calculated in accordance with the ABC rules and regulations; however, due to the availability and timing of the ABC audit, these numbers have not been verified in a formal audit received from ABC.
     The Blade concentrates on local and regional news of northwest Ohio, and extensive coverage of state government. It has 149 full-time and 20 part-time editors, reporters and photographers on its staff. It draws upon the news reporting facilities of the major wire services and, with the Post-Gazette, maintains a three-person bureau in Washington, D.C. The Blade also maintains a news bureau in Columbus, Ohio, the state capital, and three local news offices in the Toledo metropolitan area.

      The Blade publishes and distributes all of its newspapers from its printing facility in downtown Toledo to seven distribution centers throughout the metropolitan Toledo area. Sophisticated computer systems are used for writing, editing, composing and producing each edition. The Blade has three color flexo presses, each with nine press units, which produce state-of-the-art color, and clean, clear images. Daily and Sunday inserts are assembled at a downtown facility near The Blade’s main production plant.
      The Blade is distributed primarily through independent home delivery carriers and single-copy dealers. Home delivery accounted for approximately 80% of circulation for the daily editions and approximately 74% of circulation for the Sunday edition during 2004. The newsstand price is $0.50 for the daily paper and $1.75 for the Sunday edition. Annual subscription rates in the city zone are $135.20 for daily and Sunday, $104.00 for Friday, Saturday and Sunday, $78.00 for Sunday only and $70.20 for daily only.
Advertising
      Substantially all of our advertising revenues are derived from local, national and classified advertisers. Advertising rates and rate structures vary between our newspapers and are based, among other things, on advertising effectiveness, local market conditions, circulation, readership and type of advertising (whether classified, national or retail). Our advertising revenues are not reliant upon any one company or industry, but rather are supported by a variety of companies and industries, including department stores, realtors, car dealerships, grocery stores and other local businesses. Our largest single advertiser accounted for 3.5% of our publishing segment’s total net advertising revenues in 2004.
      The contributions of retail, classified and national advertising to third-party advertising revenues for the past three years and the nine months ended September 30, 2005 were as follows:

				Nine months ended
	Year ended December 31,			September 30,

	2002	2003	2004	2004	2005 (1)

	(in thousands)
Advertising revenues:
Retail	$108,425	$105,616	$107,698	$75,519	$76,527
Classified	73,259	68,763	72,202	55,254	55,594
National	27,554	30,009	32,014	23,009	18,569

Total	209,238	204,388	211,914	153,782	150,690
Intercompany advertising	(3,752)	(3,738)	(4,272)	(3,382)	(2,532)

Total net advertising	$205,486	$200,650	$207,642	$150,400	$148,158

(1)	Due to the seasonal nature of advertising, the results for the nine months ended September 30, 2005 are not indicative of the results to be expected for the entire year.
Online Editions
      The Post-Gazette’s Internet Web site, post-gazette.com, reaches over 3.0 million unique users per month with over 36 million page views. The Blade’s Internet Web site, toledoblade.com, reaches over 430,000 unique users per month with over 3.8 million page views. Each site contains breaking news, summaries of articles from the print editions, information produced specifically for the Web site and portions of the classified advertising from the print editions. The Web sites contribute to our revenues by expanding our classified marketplace and providing new partnership and advertising opportunities for retailers.
Competition
      We face competition for advertising revenue from television, cable, radio, the Internet and direct-mail programs, as well as competition for both advertising and circulation from suburban neighborhood, local and national newspapers and other publications. In addition, we face competition from outlying county daily newspapers. One of the outlying county newspapers in the Pittsburgh area, the Greensburg Tribune Review of

Westmoreland County, competes with us with an Allegheny County edition called the Pittsburgh Tribune Review. Competition for advertising is based on circulation levels, readership demographics, advertising rates and advertiser results. Competition for circulation is generally based upon content, journalistic quality and price.
Raw Materials
      Newsprint and ink are our newspaper publishing segment’s largest expense after labor costs and accounted for $32.7 million, or 12.7%, of the segment’s operating expenses in 2004. During 2004, we used approximately 59,400 metric tons of newsprint in our production processes at an estimated total cost of approximately $30.6 million, based on a weighted-average price per metric ton of $514.96. In the three year period ended December 31, 2004, our weighted average cost per metric ton of newsprint has varied from a low of $443 per metric ton in 2002 to a high of $515 per metric ton in 2004. During the nine months ended September 30, 2005, we used approximately 41,300 metric tons of newsprint at an estimated total cost of approximately $23.4 million, based on a weighted-average price per metric ton of $565.50.
      All of our newsprint is supplied under a long-term sole supplier contract expiring at the end of 2006. Pricing under the contract varies with market prices. The sole supplier contract provides for discounted pricing.
      In addition to maximizing layout efficiency and minimizing waste, The Blade and the Post-Gazette completed a page width reduction project during the third quarter of 2002 and the fourth quarter of 2004, respectively. We estimate the completion of both projects will reduce our estimated annual newsprint consumption by approximately 7%. If the Post-Gazette initiative had been completed by January 1, 2004, we would have realized savings of approximately $1.6 million in newsprint costs for the year ended December 31, 2004. Since the presses were converted gradually throughout 2004, actual savings approximated $735,000.
Seasonality
      Newspaper companies tend to follow a distinct and recurring seasonal pattern, with higher advertising revenues generally occurring in the second and fourth quarters of each year as a result of increased advertising activity during the Easter holiday and spring advertising season and during the Thanksgiving and Christmas periods. The first quarter is historically the weakest quarter for advertising revenues.
Television Broadcasting
      We acquired the first of our current television broadcasting stations in 1972, when we purchased WLIO in Lima, Ohio, and we currently own and operate four television stations. We are also a two-thirds owner of a fifth station, which is managed by LIN Television under a management services agreement. Our television stations are diverse in network affiliation with two Fox stations, two NBC stations and one UPN station. We own and operate a duopoly in Louisville, Kentucky (the 50th largest DMA) through our ownership of the Fox and UPN stations. Our television broadcasting operations generated revenues and adjusted EBITDA of

$38.2 million and $4.2 million, respectively, in the twelve months ended September 30, 2005. We own the following broadcast properties:

	Analog				Commercial
	Channel		DMA		Stations
Station	Number	Market	Rank (1)	Affiliation	in DMA (2)

WDRB	41	Louisville, KY	50	Fox	7
WFTE	58	Louisville, KY (3)	50	UPN	7
WAND (4)	17	Champaign-Springfield and Decatur, IL	82	NBC	6
KTRV	12	Boise, ID (5)	122	Fox	6
WLIO	35	Lima, OH	185	NBC	4

(1)	Ranking of DMA served by a station among all DMAs is measured by the number of television households within the DMA based on May 2005 Nielsen estimates, and, in the case of our Louisville stations, on publicly-available Nielsen estimates.

(2)	The term “commercial station” means a television broadcasting station and does not include non-commercial television stations, cable program services or networks or stations that do not meet the minimum Nielsen reporting standards.

(3)	Licensed to Salem, Indiana.

(4)	We have a two-thirds ownership interest and FCC control of WAND; however the station is managed by LIN Television under the terms of a management services agreement.

(5)	Licensed to Nampa, Idaho.
     We seek to maintain a distinct identity at each of our stations by creating quality local programming, such as local news and sports coverage, and by actively sponsoring and promoting community events. This focus positions us to increase our share of local advertising revenues, which generally are more stable than national advertising revenues and which we generate directly through our own local sales force. We have taken a number of steps to reduce our station costs, including personnel reductions and programming changes. We believe that with stronger revenue conditions and continued focus on cost reduction, along with effective local programming, we can increase operating margins in our television broadcasting business.
Markets Served
      The following is a description of each of our stations and their markets. In the description, information concerning estimates of population, audience share and television households has been derived from May 2005 information and estimates provided by Nielsen, and, in the case of our Louisville stations, from information in the public domain, including information and estimates based on Nielsen ratings from 2002-2003. All other information is based on station estimates derived from local sources. In the description, the term “commercial station” means a television broadcasting station and does not include non-commercial television stations, cable program services or networks, or stations that do not meet the minimum Nielsen reporting standards and the term “audience share” means the audience share from 5:00 a.m. to 5:00 a.m. as reported in the Nielsen Media Research.
      Louisville, Kentucky is the 50th-largest DMA in the United States, with a population of approximately 1.5 million and approximately 643,300 television households. The average household income in the Louisville DMA is approximately $46,300. Total market revenues in the Louisville DMA in 2004 were approximately $102 million. Cable penetration in the market is estimated to be 63%. In March 2001, we acquired from Kentuckiana Broadcasting the assets of WFTE, which we had previously operated under a local marketing agreement. Based on historic performance and our current knowledge of the Louisville market, we believe WDRB is fourth in the Louisville DMA in audience share and WFTE is fifth. There are five other commercial television stations, owned by Liberty Corporation, Cascade Broadcasting, Word Broadcasting, Belo Corp. and Hearst-Argyle TV, and three public television stations licensed within the Louisville DMA.
      Champaign-Springfield and Decatur, Illinois is the 82nd-largest DMA in the United States, with a population of approximately 954,300 and approximately 378,100 television households. The average household income in this DMA is approximately $43,000. Total market revenues for television in this DMA in 2004 were approximately $40.3 million. Cable penetration in the market is estimated to be 71%. In March 2000, we acquired a two-thirds interest in WAND from LIN Television. LIN continues to own a one-third interest in WAND and provides management services for that station. For the May 2005 ratings period,

WAND ranked third in its market with an audience share of 9%. There are five other commercial television stations, owned by Nexstar Broadcasting Group, Sinclair Broadcast Group, Acme Television and Bahakel Communications, and four public television stations licensed within the Champaign-Springfield and Decatur DMA.
      Boise, Idaho is currently the 122nd-largest DMA in the United States, with a population of approximately 600,000 and approximately 230,100 television households. The average household income in the Boise DMA is approximately $44,500. Total market revenues in the Boise DMA in 2004 were approximately $32 million. Cable penetration in the market is estimated to be 39%. For the May 2005 ratings period, KTRV ranked fourth in its market with an audience share of 7%. There are five other commercial television stations owned by Fisher Broadcasting, Journal Broadcasting Group, Banks Broadcasting, Belo Corp. and Boise Telecasters, L.P., and one public television station licensed within the Boise DMA.
      Lima, Ohio is the 185th-largest DMA in the United States, with a population of approximately 189,000 and approximately 71,000 television households. The average household income in the Lima DMA is approximately $42,280. Total market revenues in the Lima DMA in 2004 were approximately $9.8 million. Cable penetration in the market is estimated to be 79%. For the May 2005 ratings period, WLIO ranked first in its market with an audience share of 27%. There are four other commercial television stations, Fox, CBS and UPN affiliates, all low power stations and owned by TV 67, Inc., and a full-power Christian television station licensed to American Christian Television Services.

Industry
      Television station revenues are primarily derived from local, regional and national advertising and, to a lesser extent, from commercial production activities. Advertising rates are based upon a variety of factors, including a program’s popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the population and demographic makeup of the market served by the station, the availability of alternative advertising media in the market area and the effectiveness of the station’s sales force. Rates are also determined by a station’s overall ratings and share in its market, as well as the station’s ratings and share among particular demographic groups which an advertiser may be targeting. Advertising revenues are positively affected by the size and strength of local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television stations rely on advertising revenues, declines in advertising budgets, particularly in recessionary periods, adversely affect the revenues of television stations.

Advertising Sales
      All network-affiliated stations are required to carry spot advertising sold by their networks, which reduces the amount of advertising spots available for sale by our stations. Our stations can sell all of the remaining advertising to be inserted in network programming and all of the advertising in non-network programming excluding barter, retaining the revenues received from these sales. In 2004, approximately 95% of our broadcasting revenues came from the sale of time to national, local and regional, and political advertisers. Approximately 62% of our broadcast revenues came from local and regional advertising, 27% came from national advertising, 6% came from political advertising and our remaining revenues came from network compensation payments under our network affiliate agreements and miscellaneous sources. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These arrangements are called barter programming.
      Local and Regional Sales. Local and regional advertising time is sold by each station’s local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores, fast food franchisers and restaurants. Compared to revenues from national advertising accounts, revenues from local advertising are generally more stable and more controllable. We seek to attract new advertisers to television, and to increase the amount of advertising time sold to existing local advertisers, by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities.
      National Sales. National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies and national retailers (some of which may advertise locally).

Network Affiliations
      Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station’s revenues, expenses and operations. Except for Fox, a major network affiliate receives a significant portion of its programming each day from the network. Our stations are affiliated with their networks pursuant to an affiliation agreement, with the exception of our Fox stations that are governed by affiliation agreements that remain unsigned and WAND, whose affiliation agreement with NBC remains unsigned. WDRB and KTRV are affiliated with Fox; WAND and WLIO are affiliated with NBC; and WFTE is affiliated with UPN.
      Our affiliation agreements provide the affiliated station with the right to broadcast programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in the affiliation agreement, which varies with the time of day. Typically, “prime-time” programming generates the highest compensation payments. Currently, however, our Fox affiliates are paying compensation to the network for the right to broadcast Fox programming. We expect the trend towards reverse compensation to impact our other affiliates in the future.
      The NBC affiliation agreement for WLIO expires on December 31, 2010. Our UPN affiliation agreement for WFTE expires on January 12, 2008.

Digital Television
      The digital television, or DTV, transmission system delivers video and audio signals of higher quality (including high-definition television) than the existing analog transmission system. DTV also has substantial capabilities for multicasting (the broadcast of several programs concurrently within the same DTV signal) and data transmission. Digital television will require consumers to purchase new television receivers that are capable of receiving and displaying DTV signals, to purchase digital set-top boxes that can receive and convert DTV signals to analog signals for display on existing analog receivers, or to subscribe to cable, DBS or other multichannel distribution services, which may be expected to continue to provide analog signals, either directly or through set-top converter boxes, as long as demand exists.
      The FCC is in the process of mandating the transition of television stations and television receivers to DTV in accordance with federal statutes. Among the steps that the FCC has taken to implement DTV broadcasting services has been to license a second channel for all existing stations on which to broadcast a DTV signal. The FCC has provided these second channels with DTV coverage areas that are comparable to stations’ existing service areas and has authorized television broadcast licensees to use their digital channels for a variety of services, including high-definition programs, multiple standard definition programs, audio, data and other types of communications. Each broadcaster is required to provide at least one free video channel equal in quality to the current technical standard and further must pay a fee of 5% of gross revenues on any DTV data and subscription services.
      DTV channels are located from channel 2 through channel 51. Generally all digital stations are required to operate for 100% of the time that their analog stations are operating. In September 2004, the FCC eliminated its requirement that a digital station simulcast a certain percentage of the programming transmitted on its associated analog station. During the transition, a station’s digital signal may carry different programs than its analog channel, although contractual obligations to networks, other program suppliers, and cable operators carrying our digital signals typically require that our stations simulcast substantially all of their analog programming on one DTV channel.
      As of December 31, 2004, DTV stations were required to meet a more stringent signal strength standard for the digital signal coverage of their communities of license. Additionally, by July 2005, a DTV licensee affiliated with a top-four network (i.e., ABC, CBS, FOX, or NBC) and located in one of the top 100 markets was required to meet a higher replication standard or lose interference protection for those areas not covered by the digital signal. In compliance with the FCC requirements, three of our stations are operating at full digital power; two of our stations (WLIO and WFTE) are currently operating reduced-power digital facilities and are required under the FCC’s current mandate to be upgraded to full power by July 2006. There are no guarantees that either WLIO or WFTE will be able to meet these requirements. Failure to complete the build-out by July 1, 2006, unless extended by the FCC, could result in permanent diminishment of our service areas and loss of viewers due to loss of interference protection.
      Current law requires television stations to cease broadcasting analog signals after December 31, 2006 unless they obtain waivers from the FCC. Legislation pending in Congress would instead require all stations to cease broadcasting analog signals on a date that is expected to be in the first four and one-half months of 2009. After this deadline, the FCC will reclaim the analog channel, and broadcasters will thereafter operate exclusively on their DTV channel.
      Another aspect of digital implementation is that the networks are now providing substantial program content, including most prime time programming, in high-definition format. Currently, WDRB, WAND and KTRV are passing through these high-definition programs. For our other stations to pass through the high-definition programming to our viewers, we will have to upgrade our microwave and digital transmitters and add additional equipment to our studios. This is driven by the network contracts and public and business pressures.
      We estimate that approximately $2.0 million of capital expenditures after September 30, 2005 will be necessary to meet the DTV requirements discussed above for WLIO and WFTE, including both regulatory requirements and the pass through of high-definition programming.

Competition
      Television broadcasting stations face competition for advertising revenue, audience share and programming. Our competitive position depends, in part, on our signal coverage and assigned frequency and is materially affected by new and changing technologies, laws and regulations passed by Congress and federal agencies, including the FCC and the Federal Trade Commission, and other entertainment and communication industries.
      Our stations compete for advertising revenues with other television broadcasting stations in their respective markets and, to a lesser extent, with other advertising media such as radio stations, local cable systems, newspapers, magazines, outdoor advertising, yellow page directories, and direct mail operations serving the same market. We also indirectly compete with national television networks for national advertising.
      All television stations together compete for viewership, generally against other activities in which one could choose to engage rather than watch television. Individual stations compete for audience share with other stations on the basis of program popularity, which has a direct effect on advertising rates. A portion of our broadcast programming is supplied by the network affiliated with our station and during that time period, our ability to attract viewers is dependent on the performance of the network programming. During non-network time periods, we broadcast a combination of self-produced news, public affairs and other entertainment programming including syndicated programs. The development of new methods of video transmission, and in particular the growth of cable television and DBS, has significantly altered competition for audience share in the television industry by increasing the number of channels available to viewers. Home entertainment systems such as VCRs, DVRs, DVDs and television game devices also compete for audience share. Future sources of competition include the transmission of video programming over broadband Internet and specialized “niche” programming targeted at very narrowly defined audiences.
      In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete for exclusive access to off-network reruns (such as “Friends”) and first-run products (such as “Jeopardy”) in their respective markets. Time Warner, Viacom and News Corp., each of which has a television network or cable broadcast stations, also own or control major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be made available to broadcast stations not affiliated with the studio. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events, and to secure broadcast rights for regional and local sporting events.
      For more than a decade, our Louisville stations had the local broadcast rights for the University of Louisville football and men’s basketball games. Our rights expired after the 2004-2005 basketball season and were not renewed. In 2004, our Louisville stations reported net revenues and operating income related to the broadcast of University of Louisville events totaling $1.8 million and $624,000, respectively.
Discontinued Operations
      During 2003, we reorganized various operations within the non-reportable other communications segment. Effective May 31, 2003, we suspended the operations of Community Communication Services, Inc. (CCS). Effective December 31, 2003, we sold the net assets of certain divisions of CPS and ceased operating those divisions. The disposed divisions were previously involved in the sale, installation, and testing of commercial security and fire protection systems. CPS will continue to provide sales, installation, and monitoring of residential security and fire protection systems. We feel the residential model compliments the residential services offered by our other companies. We do not expect this reorganization to have a material impact on our liquidity, financial condition, or continuing results of operations.
      CCS provided printing and door-to-door delivery of advertising circulars in the greater Toledo metropolitan area. For the year ended December 31, 2003, the loss from CCS discontinued operations of $461,000 includes revenues of $151,000, operating expenses of $377,000, and a loss on disposal of assets of $236,000. CCS had no operating activity during 2004.
Employees
      As of September 30, 2005, we had approximately 2,990 full-time and part-time employees. Of these, approximately 465 were employed in cable television, 2,060 in newspaper publishing, 335 in television broadcasting and 130 in other operations and general corporate.
      Substantially all non-management employees of our newspapers are represented by various labor unions. The current labor agreements with the ten unions with a total of twelve bargaining units representing the employees of the Post-Gazette run through December 31, 2006. Eight unions with a total of eight bargaining units represent the employees of The Blade under labor agreements that run through March 21, 2006, which includes one agreement that expires in 2009, but which has a wage and benefit re-opener in March 2006.
      In addition to our newspaper employees, as of September 30, 2005, we had approximately 120 employees in our cable television and related companies who were represented by the Brotherhood of Teamsters under four separate collective bargaining agreements. Those four agreements expire in January 2007, May 2007, October 2008 and October 2009, respectively.

Legal Proceedings
      In the ordinary course of our business, we are involved in a number of lawsuits and administrative proceedings. While uncertainties are inherent in the final outcome of these matters, management believes, after consultation with legal counsel, that the disposition of these proceedings should not have a material adverse effect on our financial position, results of operations or liquidity.

****